UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

LIBERTY GLOBAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2006

Dear Stockholder:

The 2006 Annual Meeting of Stockholders of Liberty Global, Inc. will be held at 10:00 a.m., local time, on June 22, 2006, at the Marriott Denver South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone number (303) 925-0004. At the annual meeting, you will be asked to consider and vote upon:

•	The “election of directors proposal”, a proposal to elect John P. Cole, Jr., David E. Rapley and Gene W. Schneider to serve as Class I members of our board of directors until the 2009 annual meeting of stockholders or until their successors are elected;

•	The “auditors ratification proposal”, a proposal to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2006; and

•	Such other proposals, if any, as may properly come before the annual meeting.

This document describes the annual meeting, the election of directors proposal, the auditors ratification proposal and related matters. Our board has considered and approved both the election of directors proposal and the auditors ratification proposal described above and recommends that you vote “FOR” each of them.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please vote as soon as possible to make sure that your shares are represented.

Thank you for your continued support and interest in our company.

Sincerely,

Michael T. Fries

Chief Executive Officer and President

Liberty Global, Inc.

LIBERTY GLOBAL, INC.

Notice of Annual Meeting of Stockholders

to be Held June 22, 2006

NOTICE IS HEREBY GIVEN OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS OF LIBERTY GLOBAL, INC., A DELAWARE CORPORATION (LGI), TO BE HELD AT 10:00 A.M., LOCAL TIME, ON JUNE 22, 2006, AT THE MARRIOTT DENVER SOUTH AT PARK MEADOWS, 10345 PARK MEADOWS DRIVE, LITTLETON, COLORADO 80124, TELEPHONE NUMBER (303) 925-0004, FOR THE FOLLOWING PURPOSES:

1. To consider and vote upon a proposal (which we refer to as the election of directors proposal) to elect John P. Cole, Jr., David E. Rapley and Gene W. Schneider to serve as Class I members of our board of directors until the 2009 annual meeting of stockholders or until their successors are elected;

2. To consider and vote upon a proposal (which we refer to as the auditors ratification proposal) to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2006; and

3. To transact such other business as may properly be presented at the annual meeting.

All stockholders of LGI are cordially invited to attend. All stockholders of record of Liberty Global, Inc. Series A common stock, par value $.01 per share, Liberty Global, Inc. Series B common stock, par value $.01 per share, and Liberty Global, Inc. Series C common stock, par value $.01 per share, as of 5:00 p.m., Eastern time, on April 26, 2006, the record date for the annual meeting, are entitled to notice of the annual meeting or any adjournment thereof, but only stockholders of record of Series A common stock and Series B common stock as of the record date are entitled to vote at the annual meeting or any adjournment thereof. A plurality of the affirmative votes of the shares of our Series A common stock and Series B common stock outstanding on the record date, voting together as a single class, that are voted in person or by proxy at the annual meeting is required to elect Messrs. Cole, Rapley and Schneider as Class I members of our board of directors pursuant to the election of directors proposal. The affirmative vote of the holders of at least a majority of the combined voting power of the shares of our Series A common stock and Series B common stock outstanding on the record date that are present at the annual meeting, in person or by proxy, voting together as a single class, is required to approve the auditors ratification proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, for review by any LGI stockholder, for any purpose germane to the annual meeting, for at least 10 days prior to the annual meeting.

We describe the proposals to be considered at the annual meeting, in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.

The Board of Directors recommends that the stockholders entitled to vote at the annual meeting vote “FOR” the proposals presented in the enclosed proxy statement.

Your vote is important, regardless of the number of shares you own. To make sure your shares are represented at the annual meeting, please vote as soon as possible, whether or not you plan to attend the annual meeting. You may vote by proxy in any one of the following ways:

•	Use the toll-free telephone number shown on the proxy card;

•	Use the Internet website shown on the proxy card; or

•	Complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

If you vote via the Internet of by telephone, your vote must be received by 5:00 p.m., Eastern time, on June 21, 2006. You may revoke your proxy in the manner described in the accompanying proxy statement. If you attend the annual meeting, you may vote your shares in person even if you have previously submitted a proxy.

By Order of the Board of Directors,

Elizabeth M. Markowski

Secretary

Englewood, Colorado

April 26, 2006

PLEASE COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR VOTE BY TELEPHONE OR OVER THE INTERNET, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

LIBERTY GLOBAL, INC.

12300 LIBERTY BOULEVARD

ENGLEWOOD, COLORADO 80112

PROXY STATEMENT

We are furnishing this proxy statement to holders of record as of 5:00 p.m., Eastern time, on April 26, 2006, of shares of Series A common stock and Series B common stock, each $.01 par value per share, of Liberty Global, Inc., a Delaware corporation (LGI), in connection with the solicitation of proxies by our board of directors for use at our 2006 annual meeting of stockholders or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement is also being furnished to holders of our Series C common stock, par value $.01 per share, for informational purposes only.

Time and Place; Purposes

The annual meeting will be held at 10:00 a.m., local time, on June 22, 2006, at the Marriott Denver South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone number (303) 925-0004. At the annual meeting, holders of our Series A common stock and Series B common stock will be asked to consider and vote upon the following proposals: (i) the election of three directors to serve as Class I members of our board of directors until the 2009 annual meeting of stockholders and, in each case, until their successors are elected and qualified (the election of directors proposal); (ii) the ratification of the selection of KPMG LLP to serve as our independent auditors for the fiscal year ending December 31, 2006 (the auditors ratification proposal); and (iii) any other business as may properly come before the annual meeting. At the present time, we know of no other matters that will be presented at the annual meeting.

The annual meeting may be adjourned to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies.

This proxy statement and the accompanying Notice and proxy card are first being mailed to our stockholders on or about May 4, 2006.

Voting Rights; Record Date

Our Board has fixed 5:00 p.m., Eastern time, on April 26, 2006, as the record date for the determination of holders of our Series A common stock, Series B common stock and Series C common stock entitled to receive notice of our annual meeting or any adjournment thereof. Only holders of record of shares of our Series A common stock and our Series B common stock as of the record date are entitled to vote at our annual meeting. As of the record date, we had outstanding and entitled to vote at the meeting 225,500,236 shares of Series A common stock and 7,320,898 shares of Series B common stock. Our Series A common stock and Series B common stock are our only voting stock and vote together as a single class on all matters, except where otherwise required by the Delaware General Corporation Law or our Restated Certificate of Incorporation. Each share of Series A common stock has one vote and each share of Series B common stock has ten votes on each matter on which holders of shares of such classes are entitled to vote at the meeting. We also have outstanding as of the record date 226,643,575 shares of our Series C common stock, which are non-voting, except where otherwise required by the Delaware General Corporation Law or our Restated Certificate of Incorporation.

As of the record date for the annual meeting, we had 3,286 record holders of Series A common stock and 168 record holders of Series B common stock. Such amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder.

The presence, in person or by proxy, of the holders of a majority of the combined voting power of the outstanding shares of Series A common stock and Series B common stock entitled to vote is necessary to constitute a quorum at the annual meeting. The directors are elected by a plurality of the affirmative votes of the shares of Series A common stock and Series B common stock, voting together as a single class, that are entitled to vote and are voted in person, or by proxy, at the annual meeting. By way of illustration, if there are three vacancies then the three director nominees receiving the most votes will fill the vacancies. The affirmative vote of the holders of a majority of the combined voting power of the shares of Series A common stock and Series B common stock entitled to vote at the annual meeting, that are represented in person or by proxy at the annual meeting, is required to approve the auditors ratification proposal.

With respect to the election of directors proposal, our stockholders may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. With respect to the auditors ratification proposal, our stockholders may vote in favor of or against such proposal or may abstain from voting with respect to such proposal.

Proxies

Voting of Proxies

All shares of Series A common stock and Series B common stock represented by properly executed proxies received prior to or at the annual meeting, and all shares properly voted via the Internet or by telephone at or prior to 5:00 p.m., Eastern time, on June 21, 2006, and, in each case, not revoked, will be voted in accordance with the instructions so provided. If no specific instructions are given with respect to the matters to be acted upon at the annual meeting, shares of Series A common stock and Series B common stock represented by a properly executed proxy will be voted “FOR” each of the nominees named in the election of directors proposal and “FOR” the auditors ratification proposal. The election of directors proposal and the auditors ratification proposal are the only matters scheduled to be acted upon at the annual meeting. As to any other matter, which may properly come before the annual meeting, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment.

A properly submitted proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting, will not be voted and, with respect to the auditors ratification proposal or any other proposal not involving the election of directors, will have the same effect as a vote cast against the proposal to which such instruction applies.

Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees which are represented at the meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will also be counted for purposes of determining whether there is a quorum at the meeting but will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on a particular proposal.

If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares of our Series A common stock and Series B common stock or when granting or revoking a proxy.

If you hold shares through your account in our 401(k) Savings and Stock Ownership Plan (401(k) Plan), your shares will be voted as you specify or if you do not specify how to vote your shares, the trustee for the 401(k) Plan will vote your shares in the same proportion on each matter as it votes all shares in our 401(k) Plan as to which voting instructions were properly provided. To allow sufficient time for the trustee to vote your shares, your proxy card must be received by 5:00 p.m., Eastern time, on June 19, 2006.

Revoking a Proxy

A stockholder may revoke his or her proxy at any time prior to its use by delivering to the transfer agent for LGI a signed notice of revocation or a later dated signed proxy or by attending the meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received by ComputerShare,

P.O. Box 43101, Providence, Rhode Island 02940-0567, Attention: Proxy Department, at or before the start of the annual meeting. For votes submitted by telephone or via the Internet, follow the instructions concerning revocations. Any revocation of votes submitted by telephone or via the Internet should be submitted, by the same method as the corresponding votes, not later than 5:00 p.m., Eastern time, on June 21, 2006.

Solicitation of Proxies

The cost, if any, of solicitation of proxies will be paid by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone or by personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.

Recommendation of the Board of Directors

Our board of directors has approved the election of directors proposal and the auditors ratification proposal and recommends that you vote “FOR” each of the proposals.

Annual Report

A copy of our annual report for the year ended December 31, 2005, which report includes our consolidated financial statements for the fiscal year ended December 31, 2005, is being mailed with this Proxy Statement to all holders of our Series A common stock and Series B common stock entitled to vote at the meeting and to all holders of our Series C common stock as of the record date for informational purposes. Such report does not form any part of the material for solicitation of proxies.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this document to you if you call or write us at the following address or phone number: 12300 Liberty Boulevard, Englewood, Colorado 80112, phone (303) 220-6600, Attention: Investor Relations Department. If you prefer to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

Electronic Delivery

Stockholders can access the notice of annual meeting and proxy statement and annual report via our website at www.lgi.com. For future stockholder meetings, registered stockholders may receive future annual reports and proxy statements electronically. To sign up for electronic delivery, go to www.computershare.com/us/ecomms. You may also sign up when you vote by Internet at www.computershare.com/expressvote and follow the prompts. Once you sign up, you will no longer receive a printed copy of the annual reports and proxy statements, unless you request one. Each year you will receive an e-mail explaining how to access the annual report and proxy statement on-line as well as how to vote your shares on-line. You may suspend electronic delivery of the annual reports and proxy statements at any time by contacting Computershare. Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Historical Share Information

LGI was formed on January 13, 2005, for the purpose of effecting the combination of Liberty Media International, Inc. (LMI) and UnitedGlobalCom, Inc. (UGC). LMI is the predecessor to LGI. On June 7, 2004, Liberty Media Corporation (LMC) distributed to its stockholders, on a pro rata basis, all of the outstanding shares of LMI’s common stock, and LMI became an independent, publicly traded company. On July 26, 2004, LMI commenced a rights offering which expired on August 23, 2004 (the rights offering). Pursuant to the rights offering, holders of record of LMI common stock received 0.20 transferable subscription rights for each share of LMI common stock held. Each whole right to purchase LMI Series A common stock entitled the holder to purchase one share of LMI Series A common stock and one share of LMI Series C common stock at a combined subscription price of $25.00. Each whole right to purchase LMI Series B common stock entitled the holder to purchase one share of LMI Series B common stock and one share of LMI Series C common stock at a combined subscription price of $27.50.

On June 15, 2005, we completed certain mergers whereby LGI acquired all of the capital stock of UGC that LMI did not already own and LMI and UGC each became wholly owned subsidiaries of LGI (the LGI Combination). Each share of LMI was exchanged one for one for like shares of our common stock and each share of UGC was exchanged for .2155 of a share of our Series A common stock and .2155 of a share of our Series C common stock or, at the election of the holder, cash. On September 6, 2005, LGI effected a stock split in the form of a stock dividend (the Series C dividend) of LGI Series C common stock to holders of record of LGI Series A and LGI Series B common stock as of 5:00 p.m., New York City time, on August 26, 2005, which was the record date for the Series C dividend. In the Series C dividend, holders received one share of LGI Series C common stock for each share of LGI Series A common stock, and one share of LGI Series C common stock for each share of LGI Series B common stock, held of record as of such record date.

All LGI share and per share amounts presented in this proxy statement, including the information presented above, have been retroactively adjusted to give effect to the rights offering, the LGI Combination and the Series C dividend, notwithstanding the fact that no shares of LGI Series C common stock were issued and outstanding prior to September 6, 2005. The Series C common stock is non-voting, with limited exceptions.

Security Ownership of Certain Beneficial Owners

The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning shares of our common stock beneficially owned by each person or entity (excluding any of our directors and executive officers) known by us to own more than five percent of the outstanding shares of any series of our common stock.

The security ownership information is given as of March 31, 2006, and in the case of percentage ownership information, is based upon (1) 225,600,041 shares of our Series A common stock, (2) 7,323,570 shares of our Series B common stock, and (3) 233,267,224 shares of our Series C common stock outstanding as of March 31, 2006. In the case of percentage voting information, our Series C common stock is not included.

Name and Address of Beneficial Owner	Series of Stock	Number of Shares	Percent of Series	Voting Power
	(In thousands)
Capital Research and Management Company(1)	Series A	15,795	7.0%	5.3%
333 South Hope Street	Series B	—	—	—
Los Angeles, CA 90071	Series C	14,039	6.0%	—
Janus Capital Management LLC(2)	Series A	11,552	5.1%	3.9%
151 Detroit Street	Series B	—	—	—
Denver, CO 80206	Series C	5,241	2.2%	—

(1)	The number of shares of Series A common stock in the table is based upon the Schedule 13G dated December 31, 2005, filed by Capital Research and Management Company. The number of shares of

Series C common stock in the table is based upon the Schedule 13F for the quarter ended December 30, 2005, filed by Capital Research. Capital Research, an investment advisor, is the beneficial owner of 15,795,420 shares of Series A common stock and 14,038,632 shares of Series C common stock, as a result of acting as investment advisor to various investments companies, but disclaims beneficial ownership pursuant to Rule 13d-4. The Schedule 13G reflects that Capital Research has sole voting power and sole dispositive power over the shares of Series A common stock.

(2)	The number of shares of Series A common stock in the table is based upon the Schedule 13G dated December 31, 2005, filed by Janus Capital Management LLC. The number of shares of Series C common stock in the table is based upon the Schedule 13F for the quarter ended December 31, 2005, filed by Janus. Janus has a 77.5% indirect interest in Enhanced Investment Technologies LLC and a 30% indirect interest in Perkins, Wolf, McDonnell and Company, LLC. Such companies and Janus are investment advisors and, based on the ownership structure, together beneficially own an aggregate of 11,551,773 shares of Series A common stock and 5,241,357 shares of Series C common stock. Of such aggregate shares, Janus is the beneficial owner of 8,774,267 shares of Series A common stock, Perkins Wolf is the beneficial owner of 2,784,206 shares of Series A common stock and Enhanced Investment is the beneficial owner of 5,241,357 shares of Series C common stock, as a result of acting as investment advisors to various investment companies and other clients, but each disclaims beneficial ownership of such shares. The Schedule 13G reflects that Janus has sole voting power and sole dispositive power over its shares of Series A common stock, and that Perkins Wolf has shared voting power and shared dispositive power over its shares of Series A common stock.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership by each of our directors and each of our named executive officers as described below and by all of our directors and executive officers as a group of (1) shares of our Series A common stock, (2) shares of our Series B common stock and (3) shares of our Series C common stock.

The security ownership information is given as of March 31, 2006, and, in the case of percentage ownership information, is based upon (1) 225,600,041 shares of our Series A common stock, (2) 7,323,570 shares of our Series B common stock and (3) 233,267,224 shares of our Series C common stock, in each case, outstanding on that date. In the case of percentage voting information, our Series C common stock is not included.

Shares of common stock issuable on or within 60 days after March 31, 2006, upon exercise of options, conversion of convertible securities, exchange of exchangeable securities or upon vesting of restricted stock awards, are deemed to be outstanding and to be beneficially owned by the person holding the options, convertible or exchangeable securities or restricted stock for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of our Series B common stock, though convertible on a one-for-one basis into shares of our Series A common stock, is reported as beneficial ownership of our Series B common stock only, and not as beneficial ownership of our Series A common stock.

So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table. The number of shares indicated as owned by our executive officers and directors include interests in shares held by our defined contribution 401(k) Plan as of March 31, 2006. The shares held by the trustee of the 401(k) Plan for the benefit of these persons are voted as directed by such persons.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Series	Voting Power
(In thousands)
John C. Malone	Series A	1,263(1)(2)(3)(4)	*	27.5%
	Series B	8,677(1)(4)(5)(6)	91.3%
	Series C	9,849(1)(2)(4)(5)(6)	4.2%
John P. Cole, Jr.	Series A	87(7)	*	*
	Series B	—	—
	Series C	87(7)	*
John W. Dick	Series A	17(8)	*	*
	Series B	—	—
	Series C	17(8)	*
Michael T. Fries	Series A	657(9)	*	*
	Series B	—	—
	Series C	454(9)	*
Paul A. Gould	Series A	147(10)	*	*
	Series B	43	*
	Series C	190(10)	*
David E. Rapley	Series A	6(11)	*	*
	Series B	—	—
	Series C	5(11)	*
Gene W. Schneider	Series A	1,624(12)(13)(14)(15)	*	*
	Series B	—	—
	Series C	1,624(12)(13)(14)(15)	*
Larry E. Romrell	Series A	18(11)	*	*
	Series B	—	—
	Series C	17(11)	*
J.C. Sparkman	Series A	17(16)	*	*
	Series B	—	—
	Series C	17(16)	*
J. David Wargo	Series A	87(17)(18)	*	*
	Series B	—	—
	Series C	107(17)(18)	*
Charles H.R. Bracken	Series A	7(19)	*	*
	Series B	—	—
	Series C	7(19)	*
Miranda Curtis	Series A	111(20)	*	*
	Series B	—	—
	Series C	111(20)	*
Elizabeth M. Markowski	Series A	112(21)(22)	*	*
	Series B	—	—
	Series C	112(21)(22)	*
W. Gene Musselman	Series A	56(19)(23)	*	*
	Series B	—	—
	Series C	56(19)(23)	*
All directors and executive officers as a group (20 persons)	Series A	4,491(15)(17)(24)(25)(26)	2.0%	28.4%
	Series B	8,721(24)(25)(26)	91.8%
	Series C	12,942(15)(17)(24)(25)(26)	5.4%

*	Less than one percent

(1)	Includes 90,303 shares of Series A common stock, 204,566 shares of Series B common stock and 294,869 shares of Series C common stock held by Mr. Malone’s wife, Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)	Includes 198 shares of Series A common stock and 198 shares of Series C common stock held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, Leslie Malone, retains a unitrust interest in the trust.

(3)	Includes 90,218 shares of Series A common stock held by the Liberty Media Corp. 401(k) Savings Plan (LMC 401(k) Plan).

(4)	Includes 23,779 shares of Series A common stock, 2,179,489 shares of Series B common stock and 2,203,268 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006. Mr. Malone has the right to convert options to purchase 610,927 shares of Series B common stock into options to purchase an equivalent number of shares of Series A common stock. See “Employment Contracts and Termination of Employment and Change in Control Arrangements” for a description of our rights to repurchase unvested shares issued upon exercise of certain options.

(5)	Includes 753,428 shares of Series B common stock and 1,288,946 shares of Series C common stock held by a trust with respect to which Mr. Malone is the sole trustee and holder of a unitrust interest in the trust.

(6)	Includes 59,270 restricted shares of Series B common stock and 58,403 restricted shares of Series C common stock, none of which was vested at March 31, 2006.

(7)	Includes 47,410 shares of Series A common stock and 47,410 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(8)	Includes 17,060 shares of Series A common stock and 17,060 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(9)	Includes 587,731 shares of Series A common stock and 387,731 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006; 51,877 restricted shares of Series A common stock and 51,877 restricted shares of Series C common stock, of which 4,847 shares of each series will vest within 60 days of March 31, 2006; and 1,977 shares of Series A common stock and 2,945 shares of Series C common stock held by the 401(k) Plan.

(10)	Includes 13,742 shares of Series A common stock and 13,742 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(11)	Includes 4,364 shares of Series A common stock and 4,364 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(12)	Includes 991,139 shares of Series A common stock and 991,139 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006; and 2,629 shares of Series A common stock and 2,847 shares of Series C common stock held by the 401(k) Plan.

(13)	Includes 1,308 shares of Series A common stock and 1,308 shares of Series C common stock held by a trust of which Mr. Schneider is a beneficiary and a trustee and 1,591 shares of Series A common stock and 1,591 shares of Series C common stock held by his spouse, Louise Schneider. Mr. Schneider disclaims beneficial ownership of the shares held by his spouse.

(14)	Includes 199,289 shares of Series A common stock and 199,289 shares of Series C common stock held by G. Schneider Holdings, LLP of which Mr. Schneider is the general partner, and an aggregate of 1,555 shares of Series A common stock and 1,555 shares of Series C common stock held by separate trusts for the benefit of his children and two of his grandchildren, of which Mr. Schneider is the sole trustee.

(15)	Includes 28,912 shares of Series A common stock and 28,912 shares of Series C common stock held by the GWS Family LLC of which Mr. Schneider is one of three managers with shared voting and dispositive control but no economic interest in the GWS Family LLC or such shares. Mr. Schneider disclaims beneficial ownership of the shares held by the GWS Family LLC.

(16)	Includes 3,000 shares of Series A common stock and 3,000 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(17)	Includes 12,387 shares of Series A common stock and 12,387 shares of Series C common stock held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo has disclaimed beneficial ownership.

(18)	Includes 3,192 shares of Series A common stock and 3,192 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(19)	Includes 5,963 restricted shares of Series A common stock and 5,963 restricted shares of Series C common stock, of which 398 shares of each series will vest within 60 days of March 31, 2006.

(20)	Includes 111,170 shares of Series A common stock and 111,170 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(21)	Includes 136 shares of Series A common stock and 136 shares of Series C common stock held by Ms. Markowski’s husband, Thomas Markowski, as to which shares Ms. Markowski has disclaimed beneficial ownership; and 388 shares of Series A common stock and 801 shares of Series C common stock held by the 401(k) Plan.

(22)	Includes 4,166 restricted shares of Series A common stock and 4,166 restricted shares of Series C common stock, of which 417 shares of each series will vest within 60 days of March 31, 2006; and 102,897 shares of Series A common stock and 102,897 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006.

(23)	Includes 1,873 shares of Series A common stock and 2,766 shares of Series C common stock held by the 401(k) Plan.

(24)	Includes 535,680 shares of Series A common stock, 957,994 shares of Series B common stock and 1,787,892 shares of Series C common stock held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements or partnerships, as to which shares beneficial ownership of 92,228 shares of Series A common stock, 204,566 shares of Series B common stock and 296,794 shares of Series C common stock has been disclaimed.

(25)	Includes 2,212,104 shares of Series A common stock, 2,179,489 shares of Series B common stock and 4,191,593 shares of Series C common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, March 31, 2006. Of the Series B options, options to purchase 610,927 shares of Series B common stock may be converted into options to purchase an equivalent number of shares of Series A common stock at the election of the holder. See “Employment Contracts and Termination of Employment and Change in Control Arrangements” for a description of our rights to repurchase unvested shares issued upon exercise of certain options.

(26)	Includes 81,826 restricted shares of Series A common stock, 59,270 restricted shares of Series B common stock and 140,229 restricted shares of Series C common stock, of which 7,124 shares each of Series A common stock and Series C common stock will vest on or within 60 days of March 31, 2006; and includes 101,128 shares of Series A common stock and 17,090 shares of Series C common stock held by the 401(k) Plan and the LMC 401(k) Plan.

Our executive officer, Ms. Curtis, also beneficially owns shares of Liberty Jupiter, Inc., one of our privately held subsidiaries, and options for shares of Jupiter Telecommunications Co. Ltd. (J:COM), one of our consolidated subsidiaries. Ms. Curtis and three other individuals hold shares of Class A common stock of Liberty Jupiter, representing an 18.75% aggregate common equity interest (of which Ms. Curtis’ common equity interest is 8%) and less than 1% aggregate voting interest in Liberty Jupiter. At March 31, 2006, Liberty Jupiter owned an approximate 4.3% indirect interest in J:COM. We indirectly own the balance of Liberty Jupiter’s common stock and all of the preferred stock. As of March 31, 2006, the preferred stock had an aggregate liquidation preference of $131,455,014. Pursuant to a stockholders’ agreement among LMI, Liberty Jupiter and certain of Liberty Jupiter’s stockholders, LMI has the right to cause all or any part of the Liberty Jupiter Class A common stock to be exchanged for shares of our Series A common stock. Each holder of Liberty Jupiter Class A common stock has the right to cause all of the shares of Liberty Jupiter Class A common stock held by such holder to be exchanged for shares of our Series A common stock. The number of shares of our Series A common stock issuable upon exercise of the exchange rights is that number of shares having an aggregate market price that is equal to the fair market value of the Liberty Jupiter Class A common stock so exchanged.

Ms. Curtis also holds an option granted by J:COM in 2001 to acquire 900 shares of J:COM’s ordinary shares with an exercise price of ¥80,000 ($678 at December 31, 2005) per share. The shares underlying the option represent less than 1% aggregate voting interest in J:COM at December 31, 2005. The option is fully vested.

Each of Mr. Schneider, Mr. Fries and two of our executive officers hold phantom options based on shares of United Latin America, Inc., one of our wholly owned subsidiaries that owns our operations in Brazil, Chile and Peru. Such options are fully vested and upon exercise may be paid, at our sole election, in cash, shares of LGI common stock, or, if publicly traded, shares of United Latin America. The options outstanding at March 31, 2006, which expire on various dates in 2009 and 2010, are: Mr. Fries — 200,000 shares with an exercise price of $19.23; Mr. Schneider — 100,000 shares with an exercise price of $19.23; Mr. Ramos — 23,438 shares with an exercise price of $8.86 and 25,000 shares with an exercise price of $19.23; and Mr. Westerman — 10,417 shares with an exercise price of $8.81 and 35,000 shares with an exercise price of $19.23. On an individual basis the grants represent less than a 1% equity interest, and in the aggregate the grants represent a 1.9% equity interest, in United Latin America. We own all of the outstanding common stock and hold 100% of the outstanding debt (which is in excess of $1.2 billion at December 31, 2005) of United Latin America. The United Latin America plan expired in June 2003 and no new grants of options may be made thereunder.

Change in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSAL 1 — Election of Directors

Board of Directors

Our board of directors currently consists of ten directors, divided among three classes. Our Class I directors, whose term will expire at the annual meeting, are John P. Cole, Jr., David E. Rapley and Gene W. Schneider. These directors are nominated for re-election to our board to continue to serve as Class I directors, and we have been informed that each of Messrs. Cole, Rapley and Schneider are willing to continue to serve as directors of our company. The term of the Class I directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2009. Our Class II directors, whose term will expire at the annual meeting of our stockholders in the year 2007, are John W. Dick, J.C. Sparkman and J. David Wargo. Our Class III directors, whose term will expire at the annual meeting of our stockholders in the year 2008, are Michael T. Fries, Paul A. Gould, John C. Malone and Larry E. Romrell.

If any nominee should decline re-election or should become unable to serve as a director of our company for any reason before re-election, votes will be cast for a substitute nominee, if any, designated by our board of directors, or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.

The following lists the three nominees for re-election as directors and the seven directors of our company whose term of office will continue after the annual meeting, including the birth date of each person, the positions with our company or principal occupation of each person, certain other directorships held and the year each person became a director of our company. The number of shares of our common stock beneficially owned by each director, as of March 31, 2006, is set forth in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management — Security Ownership of Management”.

Nominees for Election as Directors

John P. Cole, Jr.:    Born January 12, 1930. A director of LGI since June 2005. Mr. Cole served as a director of UGC and its predecessors from March 1998 to June 2005. Mr. Cole served as a member of the supervisory board of our subsidiary United Pan-Europe Communications N.V. (UPC) (now known as Liberty Global Europe N.V.), at the time a public company, from February 1999 to September 2003. Mr. Cole is a founder of the Washington, D.C. law firm of Cole, Raywid and Braverman, which specializes in all aspects of telecommunications and media law.

David E. Rapley:    Born June 22, 1941. A director of LGI since June 2005. Mr. Rapley served as a director of LMI from May 2004 to June 2005. Mr. Rapley served as Executive Vice President, Engineering of VECO Corp. — Alaska, a provider of project management, engineering, procurement, construction and other services to the energy resource and process industries, from January 1998 to December 2001. Mr. Rapley is a director of LMC.

Gene W. Schneider:    Born September 8, 1926. A director of LGI since June 2005. Mr. Schneider served as Chairman of the Board of UGC and its predecessors from 1989 to June 2005. Mr. Schneider also served as Chief Executive Officer of UGC and its predecessors from 1995 to January 2004. In addition, Mr. Schneider served as an advisor to the UPC supervisory board from 1999 until September 2003. Mr. Schneider is a director of our subsidiary Austar United Communications Ltd. (Austar), an Australian public company.

Directors Whose Term Expires in 2007

John W. Dick:    Born January 9, 1938. A director of LGI since June 2005. Mr. Dick served as a director of UGC from March 2003 to June 2005. Mr. Dick served as a member of the UPC supervisory board from May 2001 to September 2003 and as a director of our subsidiary UGC Europe, Inc., at the time a public company, from September 2003 to January 2004. He is the non-executive Chairman and a director of Hooper Industries Group, a privately held U.K. group consisting of: Hooper and Co (Coachbuilders) Ltd. (building special/bodied Rolls Royce and Bentley motorcars) and Hooper Industries (China) (providing industrial products and components to Europe and the U.S.). Mr. Dick has held his positions with Hooper Industries Group since 1984.

Mr. Dick is a director and non-executive Chairman of Terracom Broadband, a Rwandan fiber optic company, and a director and non-executive chairman of Rwandatel, a telecommunications company in Rwanda. Mr. Dick is a director of Austar.

J.C. Sparkman:    Born September 12, 1932. A director of LGI since June 2005. Mr. Sparkman served as a director of LMI from November 2004 to June 2005. Mr. Sparkman served as the Chairman of the Board of Broadband Services, Inc., a provider of telecommunications equipment services, including procurement, forecasting, warehousing, installation and repair, to domestic and institutional customers, from September 1999 through December 2003. Mr. Sparkman is a director of Shaw Communications Inc. and Universal Electronics, Inc.

J. David Wargo:    Born October 1, 1953. A director of LGI since June 2005. Mr. Wargo served as a director of LMI from May 2004 to June 2005. Mr. Wargo has served as the President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993. Mr. Wargo is a director of OpenTV Corp., Strayer Education, Inc. and Discovery Holding Company.

Directors Whose Term Expires in 2008

Michael T. Fries:    Born February 6, 1963. President and a director of LGI since April 2005 and Chief Executive Officer of LGI since June 2005. Mr. Fries served as Chief Executive Officer of UGC from January 2004 to June 2005. Mr. Fries has served as a director of UGC and its predecessors since November 1999 and as President of UGC and its predecessors since September 1998. He also served as Chief Operating Officer of UGC and its predecessors from September 1998 to January 2004. Mr. Fries is Chairman of the supervisory board of our subsidiary Priority Telecom N.V., a Netherlands public company, and a director and non-executive Chairman of Austar.

Paul A. Gould:    Born September 27, 1945. A director of LGI since June 2005. Mr. Gould served as a director of UGC from January 2004 to June 2005. Mr. Gould has served as Managing Director and Executive Vice President of Allen & Company L.L.C., an investment banking services company, for more than the last five years. Mr. Gould is a director of Ampco-Pittsburgh Corporation, LMC and Discovery Holding Company.

John C. Malone:    Born March 7, 1941. Chairman of the Board and a director of LGI since its formation for the LGI Combination in January 2005. Mr. Malone served as President, Chief Executive Officer and Chairman of the Board of LMI from March 2004 to June 2005, and as a director thereof since March 2004. Mr. Malone has served as a director of UGC and its predecessors since November 1999. Mr. Malone has served as Chairman of the Board and a director of LMC since 1990 and Chief Executive Officer of LMC from August 2005 to February 2006. Mr. Malone is Chairman of the Board and Chief Executive Officer of Discovery Holding Company and a director of The Bank of New York and Expedia, Inc.

Larry E. Romrell:    Born December 30, 1939. A director of LGI since June 2005. Mr. Romrell served as a director of LMI from May 2004 to June 2005. Mr. Romrell served as an Executive Vice President of Tele-Communications, Inc., at the time one of the largest multiple cable system operators in the United States, from January 1994 to March 1999. Mr. Romrell is a director of LMC.

Vote and Recommendation

A plurality of the affirmative votes of the shares of our Series A common stock and Series B common stock outstanding on the record date, voting together as a single class, that are voted in person or by proxy at the annual meeting is required to elect Messrs. Cole, Rapley and Schneider as Class I members of our board of directors.

Our board of directors recommends a vote “FOR” the election of each nominee to our board of directors.

PROPOSAL 2 — Ratification of Auditors

We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006.

Even if the selection of KPMG LLP is ratified, the audit committee of our board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be in the best interests of our company and our stockholders. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2006.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP and its international affiliates for the audit of our consolidated financial statements for 2005 and 2004 and the separate consolidated financial statements of our subsidiaries, and fees billed for other services rendered by KPMG LLP and its international affiliates.

Fees billed in currencies other than U.S. dollars were translated into U.S. dollars at the average exchange rate in effect during the applicable year. No fees are presented for periods prior to LMI’s spin off from LMC, which occurred on June 7, 2004.

	2005	2004
	(amounts in thousands)
Audit fees(1)	$13,414	$11,796
Audit related fees(2)	53	256

Audit and audit related fees	13,467	12,052
Tax fees(3)	1,121	805
All other fees	113	153

Total fees	$14,701	$13,010

(1)	Audit fees include fees for the audit of the consolidated financial statements and fees for professional consultations with respect to accounting issues, services related to reviews of quarterly financial statements, registration statement filings and issuance of consents, statutory audits, audits of internal control over financial reporting and similar matters.

(2)	Audit related fees include fees for due diligence related to potential business combinations and audits of certain employee benefit plans.

(3)	Tax fees include fees for tax compliance and consultations regarding the tax implications of certain transactions.

Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and does not believe that the provision of such other services is incompatible with KPMG LLP maintaining its independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Effective June 15, 2005, our audit committee adopted a policy regarding the pre-approval of all audit and certain permissible audit-related and non-audit services provided by our independent auditor, which policy is similar to that adopted by LMI’s audit committee in August 2004. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide (a) audit services as specified in the policy, including (i) statutory and financial audits of our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (SEC) such as consents, comfort letters and responses to comment letters, (iii) attestations of management reports on internal controls, and (iv) consultations with management as to the accounting or disclosure treatment of transactions or events and the potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit services” under the SEC rules promulgated pursuant to the Exchange Act), (b) audit-related services as specified in the policy, including (i) due diligence services relating to potential business acquisitions and dispositions, (ii) financial audits of employee benefit plans, (iii) consultations with management with respect to the accounting or disclosure treatment of transactions or events and the potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit-related services” and not “audit services” under the SEC rules promulgated pursuant to the Exchange Act), (iii) attestation services not required by statute or regulation, (iv) closing balance sheet audits pertaining to dispositions, and (v) assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act of 2002; and (c) tax services as specified in the policy, including (i) planning, advice and compliance services in connection with the preparation and filing of U.S. federal, state, local or international taxes, (ii) reviews of federal, state, local and international income, franchise and other tax returns, (iii) assistance with tax audits and appeals before the Internal Revenue Service or similar agencies, (iv) tax advice regarding the potential impact of statutory, regulatory or administrative developments, (v) expatriate tax due diligence assistance, (vi) mergers and acquisition tax due diligence assistance and (vii) tax advice and assistance regarding structuring of mergers and acquisitions (all of the foregoing, which we refer to as Pre-Approved Services). Notwithstanding the foregoing general pre-approval, any individual project involving the provision of Pre-Approved Services that is expected to result in fees in excess of $50,000 requires the specific pre-approval of our audit committee. In addition, any engagement of our independent auditors for services other than the Pre-Approved Services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to its chairman, provided that the fees for any individual project for which such approval is requested are not, in the reasonable judgment of the chairman, likely to exceed $150,000. Paul A. Gould currently serves as the Chairman of our audit committee. At each audit committee meeting, the Chairman’s approval of services provided by our independent auditors is subject to ratification by the entire audit committee.

Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

All services provided by our independent auditor subsequent to the adoption of our pre-approval policy were approved in accordance with the terms of the policy. All services provided by our independent auditor prior to the adoption of our pre-approval policy were approved in accordance with the terms of LMI’s pre-approval policy.

Vote and Recommendation

The affirmative vote of the holders of at least a majority of the combined voting power of the shares of our Series A common stock and our Series B common stock outstanding on the record date for the annual meeting that are present, in person or by proxy, at the annual meeting, voting together as a single class, is required to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2006.

Our board of directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as our independent auditors for the year ending December 31, 2006.

MANAGEMENT OF LIBERTY GLOBAL, INC.

Executive Officers

The following lists the executive officers of our company (other than Michael T. Fries, our current President and Chief Executive Officer, and John C. Malone, the former President and Chief Executive Officer of LMI, both of whom also serve as directors and who are listed under “Proposal 1 — Election of Directors”), their birth dates and a description of their business experience, including positions held with LGI.

Name	Positions

Amy M. Blair Born March 9, 1966	Senior Vice President, Global Human Resources since June 2005. Ms. Blair served as Managing Director of Human Resources for UGC Europe and its predecessors from January 2004 to June 2005, and as Vice President Operations Management from July 1999 to January 2004.

Charles H.R. Bracken Born May 26, 1966	Senior Vice President since April 2005 and Co-Chief Financial Officer (Principal Financial Officer) since June 2005. Mr. Bracken has served as a Co-Chief Financial Officer of UGC since February 2004 and is an officer of various other of our subsidiaries. He also served as the Chief Financial Officer of UGC Europe, and its predecessors from November 1999 to June 2005. Mr. Bracken is a member of the Priority Telecom Supervisory Board and a director of Telenet Group Holding NV, a Belgian public limited liability company.

Miranda Curtis Born November 26, 1955	President of our Liberty Global Japan division since June 2005, where she is responsible for our Japanese operations. Ms. Curtis served as Senior Vice President of LMI and President of its Asia division from March 2004 to June 2005. Ms. Curtis served as a Senior Vice President of our subsidiary, Liberty Media International Holdings, LLC (LMINT), from June 2004 to June 2005, and she served as President of LMINT and its predecessors from February 1999 to June 2004.

Bernard G. Dvorak Born April 19, 1960	Senior Vice President since April 2005 and Co-Chief Financial Officer (Principal Accounting Officer) since June 2005. In addition, Mr. Dvorak has served as an officer of various subsidiaries of LGI, including LMI since March 2004. Mr. Dvorak served as Senior Vice President, Chief Financial Officer and Treasurer of On Command Corporation, a subsidiary of LMC, from July 2002 until May 2004. Mr. Dvorak was the Chief Executive Officer and a member of the board of directors of Formus Communications, Inc., a provider of fixed wireless services in Europe, from September 2000 until June 2002.

Elizabeth M. Markowski. Born October 28, 1948	Secretary since January 2005, Senior Vice President since April 2005 and General Counsel since June 2005. She also serves in similar positions with various subsidiaries of LGI, including LMI since March 2004. Ms. Markowski served as a Senior Vice President of LMC from November 2000 through December 2004. Prior to joining LMC, Ms. Markowski was a partner in the law firm of Baker Botts L.L.P. for more than five years.

W. Gene Musselman Born June 1, 1944	President and Chief Operating Officer of our UPC Broadband division since June 2005, where he is responsible for our European broadband operations. Mr. Musselman served in similar positions with UGC Europe and its predecessors from April 2000 to June 2005. Mr. Musselman serves as an officer and/or director of various of our European subsidiaries.

Name	Positions

Shane O’Neill Born April 29, 1961	Senior Vice President and Chief Strategy Officer since June 2005. Mr. O’Neill is also President of our subsidiary chellomedia and is an officer of various other of our European subsidiaries. Mr. O’Neill served as Chief Strategy Officer of UGC Europe and its predecessors from June 2000 to June 2005. Mr. O’Neill is a director of Austar and of Telenet Group Holding NV, a Belgian public limited liability company.

Mauricio Ramos Born October 25, 1968	President of our Liberty Global Latin America division since September 2005, where he is responsible for our operations in Puerto Rico and Latin America. Mr. Ramos served as Chief Financial Officer of our Liberty Global Latin America division from June 2005 to September 2005. Mr. Ramos served as Vice President, Business Development for the Latin America Division of UGC from March 2000 to June 2005.

Anthony G. Werner Born November 11, 1956	Senior Vice President and Chief Technology Officer since June 2005. Mr. Werner served as Senior Vice President and Chief Technology Officer of LMC from August 2001 to June 2005. Prior to joining LMC, Mr. Werner served as Executive Vice President of Strategic Technology for Qwest Communications and Chief Executive Officer of Aurora Networks. He is also Chairman of the SCTE international advisory board on standards and the Chairman of CableLabs™ DOCSIS 3.0 business team.

Frederick G. Westerman III Born February 12, 1966	Senior Vice President, Investor Relations and Corporate Communications since June 2005. Mr. Westerman served as Chief Financial Officer of UGC and its predecessors from June 1999 to February 2004 and as UGC’s Co-Chief Financial Officer from February 2004 to June 2005.

The executive officers named above will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

There is no family relationship between any of our directors and executive officers, by blood, marriage or adoption.

Involvement in Certain Proceedings

During the past five years, none of our directors or executive officers was convicted in a criminal proceeding (excluding traffic violation or similar misdemeanors) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, or was a party in any proceeding adverse to our company.

Except as stated below, during the past five years, none of our directors or executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

On March 29, 2002, United Australia/Pacific, Inc. (UAP), then a subsidiary of UGC, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States District Court for the Southern District of New York. UAP’s reorganization closed on June 27, 2003, and UAP has since dissolved. Until February 11, 2002, Mr. Fries was a director and the President of UAP and, until November 14, 2001, Mr. Schneider was a director and Chief Executive Officer of UAP.

On December 3, 2002, UPC filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, together with a pre-negotiated plan of reorganization, in the United States District Court of the Southern District of New York. In conjunction with such filing, also on December 3, 2002, UPC commenced a moratorium of payments in The Netherlands under Dutch bankruptcy law with the filing of a proposed plan of compulsory composition or the “Akkoord” with the Amsterdam Court (Rechtbank) under the Dutch

Faillissementswet. These actions were completed on September 3, 2003, when UGC Europe acquired more than 99% of the stock of, and became a successor issuer to, UPC. Messrs. Fries, Cole and Dick were members of UPC’s supervisory board and Mr. Schneider was an advisor to UPC’s supervisory board.

In June 2003, UPC Polska, Inc. executed an agreement with some of its creditors to restructure its balance sheet. On January 22, 2004, the U.S. Bankruptcy Court confirmed UPC Polska’s Chapter 11 plan of reorganization. On February 18, 2004, UPC Polska emerged from the Chapter 11 proceedings. Mr. Musselman is a director of UPC Polska.

On January 12, 2004, UGC’s predecessor (Old UGC), filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. On November 10, 2004, the U.S. Bankruptcy Court confirmed Old UGC’s pre-negotiated plan of reorganization with UGC and IDT United LLC (in which UGC had an approximate 94% fully diluted interest and 33% common equity interest), which included the terms for restructuring of Old UGC’s outstanding 10.75% Senior Discount Notes. Old UGC and IDT United owned all but approximately $25,000,000 or 2% of such Notes. Old UGC emerged from the Chapter 11 proceedings on November 18, 2004. Until August 2003, Mr. Fries was the President of Old UGC, and Mr. Schneider was a director and Chief Executive Officer of Old UGC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us with respect to our most recent fiscal year, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten-percent beneficial owners were complied with, except that one Form 4 on behalf of Mauricio Ramos was not timely filed.

Director Independence

It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with our company. To assist our board of directors in determining which of our directors qualify as independent for purposes of the Nasdaq Stock Market, Inc. listing standards as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board follows the Corporate Governance Rules of The Nasdaq Stock Market on the criteria for director independence.

Under these criteria, a director will not be deemed independent if such director:

•	is, or, during the three years preceding the determination date (which period of three years we refer to as the Applicable Determination Period), was, an employee of LGI or any of our subsidiaries, or has an immediate family member who is or was during the Applicable Determination Period an executive officer of LGI or any of our subsidiaries;

•	is, or has an immediate family member who is, an executive officer, partner or controlling shareholder of a company that made payments to or received payments from LGI for property or services in the current or any of the past three fiscal years, in an amount which exceeded the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that year, other than payments solely from investments in our securities or payments under non-discretionary charitable contribution matching programs;

•	accepted, or has an immediate family member who accepted, any payment in excess of $60,000 from LGI or any of our subsidiaries during any period of twelve consecutive months within the Applicable

Determination Period, other than (a) director and committee fees, (b) payments solely from investments in our securities, (c) compensation to an immediate family member who is a non-executive employee of LGI or any of our subsidiaries, (d) benefits under a tax-qualified retirement plan or non-discretionary compensation, or (e) certain permitted loans;

•	is, or has an immediate family member who is, a current partner of our external auditor or was a partner or employee with our external auditor who worked on our audit at any time during the Applicable Determination Period; or

•	is, or has an immediate family member who is, employed as an executive officer by a company as to which any of our executive officers serves, or, during the Applicable Determination Period, served, as a member of the compensation committee of such other company.

In accordance with these criteria, our board of directors has determined that each of John P. Cole, Jr., John W. Dick, Paul A. Gould, David E. Rapley, Larry E. Romrell, J.C. Sparkman and David E. Wargo qualifies as an independent director of our company.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct that applies to all of our employees, directors and officers. In addition, we have adopted a code of ethics for our chief executive and senior financial officers, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. Both codes are available on our website at www.lgi.com. We will also provide a copy of our code of business conduct and our code of ethics, free of charge, to any stockholder who calls or submits a request in writing to Investor Relations, Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Telephone No. (303) 220-6600.

Committees of the Board of Directors

Executive Committee

Our board of directors has established an executive committee, whose members are Michael T. Fries and John C. Malone. Except as specifically prohibited by the General Corporation Law of the State of Delaware or limited by our board of directors, the executive committee may exercise all the powers and authority of our board in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

Compensation Committee

Our board of directors has established a compensation committee, whose members are John P. Cole, Jr., Larry E. Romrell and J.C. Sparkman. Our board of directors has determined that Messrs. Cole, Romrell and Sparkman are independent, as independence is defined in the rules of the Nasdaq Stock Market as well as the rules and regulations adopted by the SEC. The compensation committee reviews and approves all forms of compensation provided to our executive officers. In addition, the compensation committee reviews and makes recommendations on our incentive compensation plans and our equity based plans and has sole responsibility for the administration of the Liberty Global, Inc. 2005 Incentive Plan (as Amended and Restated Effective March 8, 2006) (the Incentive Plan).

Audit Committee

Our board of directors has established an audit committee, whose members are Paul A. Gould, John W. Dick and J. David Wargo. Our board of directors has determined that Messrs. Gould, Dick and Wargo are independent, as independence for audit committee members is defined in the rules of the Nasdaq Stock Market as well as the rules and regulations adopted by the SEC. In addition, our board of directors has determined that each of Messrs. Dick, Gould and Wargo qualifies as an “audit committee financial expert” under applicable SEC rules and regulations.

The audit committee reviews and monitors our corporate financial reporting and our internal and external audits. The audit committee’s functions include:

•	appointing and, if necessary, replacing our independent auditors;

•	reviewing and approving in advance the scope and the fees of all auditing services, and all permissible non-auditing services, to be performed by our independent auditors;

•	reviewing our annual audited financial statements with our management and our independent auditors and making recommendations regarding inclusion of such audited financial statements in certain of our public filings;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services, including holding quarterly meetings to review the quarterly reports of our independent auditors, discussing with our independent auditors issues regarding the ability of our independent auditors to perform such services, obtaining, annually, a letter from our independent auditors addressing certain internal quality-control issues, reviewing with our independent auditors any audit related problems or difficulties and the response of our management, and addressing other general oversight issues;

•	reviewing and discussing with management and our independent auditors issues regarding accounting principles, effectiveness of internal controls, financial reporting, regulatory and accounting initiatives, quarterly press releases and guidance;

•	overseeing the implementation and maintenance of an internal audit function, discussing with our independent auditors, the internal auditor and our management the internal audit function’s responsibilities, budget and staff, periodically reviewing with our independent auditors the results and findings of the internal audit function and coordinating with our management to ensure that the issues associated with such results and findings are addressed;

•	discussing with management financial risk exposure and risk management policies;

•	reviewing disclosures by our certifying officers on any significant deficiencies or material weaknesses in the design or operation of our internal controls and any fraud involving persons who have a significant role in our internal controls;

•	reviewing and overseeing compliance with, and establishing procedures for the treatment of alleged violations of, applicable securities laws, SEC and Nasdaq Stock Market rules regarding audit committees and the code of business conduct and the code of ethics adopted by our board;

•	establishing procedures for receipt, retention and treatment of complaints on accounting or audit matters; and

•	preparing a report for our annual proxy statement.

Our board of directors has adopted a written charter for the audit committee which is available on our website at www.lgi.com. In addition, we will provide a copy of the charter, free of charge, to any stockholder who calls or submits a request in writing to Investor Relations, Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Telephone No. (303) 220-6600.

Audit Committee Report

The audit committee has reviewed and discussed LGI’s audited consolidated financial statements with management and LGI’s independent auditors, KPMG LLP. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including the auditors’ judgment about the quality of LGI’s accounting principles, as applied in its financial reporting.

The audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the auditors’ independence from LGI and its subsidiaries, and has discussed with LGI’s independent auditors their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to LGI’s board of directors that the audited financial statements be included in LGI’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Submitted by the Members of the Audit Committee:

Paul A. Gould

John W. Dick

J. David Wargo

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, whose members are John P. Cole, Jr., John W. Dick, Paul A. Gould, David E. Rapley, Larry E. Romrell, J.C. Sparkman and J. David Wargo. Our board of directors has determined that each such person is independent, as independence is defined in the rules of the Nasdaq Stock Market as well as the rules and regulations adopted by the SEC. The nominating and corporate governance committee identifies and recommends persons as nominees to our board of directors, and reviews from time to time the corporate governance guidelines applicable to us and recommends to our board such changes as it may deem appropriate. The nominating and corporate governance committee also oversees the evaluation of our management and our board of directors and makes recommendations, as appropriate.

The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such nominations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Nominating and Corporate Governance Committee, Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under “Additional Information — Stockholder Proposals” below, and contain the following information:

•	the proposing stockholder’s name and address and documentation indicating the number of shares of our common stock beneficially owned by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

•	the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

•	a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

•	a representation as to whether the proposing stockholder intends to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

•	a representation that the proposing stockholder intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election; and

•	a signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity and values and should be committed to our long-term interests and the interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

•	independence from management;

•	education and professional background;

•	judgment, skill and reputation;

•	expertise that is useful to us and complementary to the expertise of our other directors;

•	existing commitments to other businesses as a director, executive or owner;

•	personal conflicts of interest, if any; and

•	the size and composition of our existing board of directors.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board of directors, it may recommend to our full board that candidate’s appointment or election.

Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director’s past attendance at, and participation in, meetings of our board of directors and its committees and the director’s formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member. Messrs. Cole, Rapley and Schneider, who are nominated for re-election at our annual meeting, were approved for nomination by the nominating and corporate governance committee.

Our board of directors has adopted a written charter for the nominating and corporate governance committee. Our board has also adopted corporate governance guidelines. Under the guidelines, our independent directors meet privately at least twice a year. The presiding director for these meetings is currently David E. Rapley, the chairman of the nominating and corporate governance committee. The role of presiding director rotates annually among our compensation committee chair, our nominating and corporate governance committee chair and our audit committee chair. The charter and the guidelines are available on our website at www.lgi.com. In addition, we will provide copies of the charter or the corporate governance guidelines free of charge, to any stockholder who calls or submits a request in writing to Investor Relations, Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Telephone No. (303) 220-6600.

Other

Our board, by resolution, may from time to time establish certain other committees of the board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of the board, subject to applicable law.

Board Meetings

During 2005, after the LGI Combination, there were five meetings of our full board of directors, seven meetings of our compensation committee, seven meetings of our audit committee and two meetings of our nominating and corporate governance committee. Each director attended, either in person or telephonically, at least 75% of the total number of our board meetings held during the period during which he served on our board. Each director serving on a committee of our board attended, in person or telephonically, at least 75% of the total number of meetings held by each committee on which he served during the period during which he served on such committee. During 2005, prior to the LGI Combination, LMI had six meetings of its full board of directors, two meetings of its compensation committee, five meetings of its audit committee and two meetings of its nominating and corporate governance committee. During such period, except for the former director of LMI, Donne Fisher, each LMI director attended, either in person or telephonically, at least 75% of the total number of LMI Board meetings and, if serving on a committee of the LMI board, at least 75% of the total number of meetings held by each committee on which he served.

Director Attendance at Annual Meetings

Our board of directors encourages all members to attend each annual meeting of our stockholders. Although we did not have an annual meeting in 2005, our predecessor LMI had an annual meeting and six of its eight board members attended the 2005 annual meeting of stockholders. Of the directors who became our directors upon the LGI Combination, only Mr. Rapley did not attend the 2005 LMI annual meeting of stockholders.

Stockholder Communication with Directors

Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. Communications from our stockholders will be forwarded to our directors on a timely basis.

Executive Sessions

The independent directors of LGI held two executive sessions without the participation of management or of non-independent directors after the LGI Combination during 2005. Prior to the LGI Combination, the independent directors of LMI had one such executive session during 2005.

Executive Compensation

Summary Compensation

The table below sets forth information relating to the compensation of our current Chief Executive Officer, our former Chief Executive Officer who served until June 2005, and our four other most highly compensated executive officers, who we refer to as our “named executive officers,” for services rendered to us and our subsidiaries for the years ended December 31, 2005 and 2004. Prior to June 7, 2004, LMI was a subsidiary of LMC. Accordingly, all compensation earned by three of our named executive officers, Ms. Curtis, Mr. Malone and Ms. Markowski, from January 1, 2004 through the date of the spin off was paid by LMC. All compensation earned by these named executive officers (other than by Ms. Markowski, see note (12) below) after the date of the spin off was paid by LGI.

Although certain of these individuals were performing services in connection with our businesses prior to January 1, 2004, they were employed by LMC during that period, were not dedicated exclusively to our businesses (with the exception of Ms. Curtis), and devoted substantial time and effort to other LMC businesses or to the LMC organization in general. Accordingly, no information on the compensation of these named executive officers for periods prior to January 1, 2004 is reported.

Prior to June 15, 2005, UGC was a subsidiary of LMI of which LMI acquired control on January 5, 2004. All compensation earned by our other named executive officers, Mr. Bracken, Mr. Fries and Mr. Musselman, prior to June 15, 2005, was paid by UGC and after June 15, 2005, was paid by LGI. Because LMI did not acquire control of UGC until January 2004, no information on the compensation of our named executive officers who were employed by UGC for periods prior to January 1, 2004 is reported.

The numbers in the table below under the column “Long-Term Compensation—Securities Underlying Options/SARs” reflect the number of shares of our common stock underlying options and stock appreciation rights (SARs) granted in the specified year. In addition, in the case of three of our named executive officers, the number of shares shown for 2005 also includes shares underlying awards granted in 2004 or earlier years that were repriced in 2005 to increase the exercise price per share of the awards. See note 5 to the table. In the case of any of such awards that were originally granted in 2004, the number of shares underlying such awards are also reflected in the table for 2004.

Summary Compensation Table

Annual Compensation

							Long-Term Compensation
Name and Principal Position with Our Company	Year	Salary ($)		Bonus ($)	Other Annual Compensation		Restricted Stock Awards(1)	Securities Underlying Options/ SARs		All Other Compensation ($)
Michael T. Fries President & CEO (from 6/15/05)	2005	$732,192		$600,000	$—		$2,337,500	140,000A 140,000C		$16,872	(2)(3)
	2004	$620,614		$—	$3,467	(4)	$520,603	147,617A 147,617C		$14,512	(2)(3)

John C. Malone President & CEO (until 6/15/05)	2005	$—		$—	$—		$2,574,513	1,782,387B 1,782,387C	(5) (5)	$—
	2004	$—		$—	$—		$—	1,568,562B 1,568,562C		$—

Charles H.R. Bracken Sr. Vice President and Co-Chief Financial Officer (Principal Financial Officer)	2005	$615,800	(6)	$375,000	$26,356	(7)	$—	85,000A 85,000C		$51,683	(8)
	2004	$595,362	(6)	$—	$26,501	(7)	$303,998	86,883A 86,883C		$49,201	(8)

Miranda Curtis President, Liberty Global Japan division	2005	$738,195	(6)	$375,000	$38,938	(9)	$—	97,884A 97,884C	(5) (5)	$29,711	(10)(11)
	2004	$716,330	(6)	$—	$—		$—	63,830A 63,830C		$22,019	(10)

Elizabeth M. Markowski Sr. Vice President, General Counsel and Secretary	2005	$678,600		$375,000	$—		$233,750	113,370A 113,370C	(5) (5)	$24,459	(2)(3)(11)
	2004	$676,866	(12)	$—	$—		$—	63,830A 63,680C		$20,500	(2)(3)

W. Gene Musselman President & COO, UPC Broadband division	2005	$571,577		$375,000	$275,618	(13)	$—	85,000A 85,000C		$16,016	(2)(3)
	2004	$566,165		$—	$762,568	(13)	$303,998	90,103A 90,103C		$14,704	(2)(3)

(1)	The dollar amounts in the table reflect the value of the restricted stock awards on the grant date based on the closing market price of a share of our unrestricted stock of the same series on that date. The aggregate number of restricted shares held by each of our named executive officers at December 31, 2005, and the value of such holdings based on the closing market price of the corresponding series of our unrestricted stock on that date are as follows:

Name	Series A	Series B	Series C	Aggregate Value at 12/31/05
Mr. Fries	60,893	—	60,893	$2,661,024
Mr. Malone	1,173	59,270	59,540	$2,635,848
Mr. Bracken	6,360	—	6,360	$277,932
Ms. Markowski	5,000	—	5,000	$218,500
Mr. Musselman	6,360	—	6,360	$277,932

Except for the grants to Mr. Malone, the restricted stock granted in 2005 vest as to 16.6% of the shares six months after grant date and thereafter in 10 equal quarterly installments. The vesting terms of the restricted stock grants to Mr. Malone are described under “Option and SAR Repricings”. The restricted stock granted in 2004 vest in five equal annual installments from grant date.

(2)	Includes contributions to our 401(k) Plan and, in the case of Ms. Markowski, includes contributions to the LMC 401(k) Plan during 2004. Both Plans provide employees with an opportunity to save for retirement. Our 401(k) Plan and the LMC 401(k) Plan allow participants to contribute up to 10% of their compensation, and the respective companies make a matching contribution of 100% of the participants’ contributions. Participant contributions to either Plan are fully vested upon contribution.

Generally, participants acquire a vested right in the contributions by LGI as follows:

Years of Service	Vesting Percentage
Less than 1	0%
1-2	33%
2-3	66%
3 or more	100%

With respect to LMC contributions made to the LMC 401(k) Plan in 2004, Ms. Markowski was fully vested.

(3)	Includes premiums paid for term life insurance under our group policy. Under our group term life insurance benefit plan, each employee is provided with employer-paid coverage equal to twice the employee’s annual salary up to maximum coverage of $400,000 for employees with an annual salary of less than $266,000, and, upon an employee’s election, 1.5 times the employee’s annual salary up to maximum coverage of $1 million for employees with an annual salary of $266,000 or more.

(4)	Includes compensation related to executive’s personal use of our aircraft in 2004, which compensation was calculated based upon UGC’s aggregate incremental cost of such usage. For 2005, Mr. Fries reimbursed us for all incremental costs incurred for his personal use of our aircraft.

(5)	Includes shares underlying options granted in prior years that were amended in December 2005 to increase the exercise price per share of the option (“repriced options”) as described in “Option and SAR Repricings”. In the case of Mr. Malone, no options were granted in 2005 and all shares shown for that year in the table underlie repriced options that were originally granted in 2004 (the shares underlying which are also shown for 2004 in the table) or earlier. In the case of Ms. Curtis, 12,884 shares of each of Series A common stock and Series C common stock and, in the case of Ms. Markowski, 28,370 shares each of Series A common stock and Series C common stock, shown in the table for 2005 underlie such repriced options.

(6)	Mr. Bracken’s and Ms. Curtis’ compensation is paid in British pounds, which, for purposes of the foregoing presentation, has been converted to U.S. Dollars based upon the average exchange rate in effect during 2005 and 2004.

(7)	Consists of car allowance payments.

(8)	Amount includes (i) matching employer contributions under a pension plan in which Mr. Bracken is fully vested; and (ii) health, life and disability insurance payments paid for such officer’s benefit. The life insurance is under our European subsidiary’s group policy. Each employee is provided with employer-paid coverage equal to four times the employee’s annual salary up to a maximum coverage of GBP600,000.

(9)	Consists of car allowance payments and a disturbance allowance for working in London, United Kingdom.

(10)	Includes amounts representing contributions made to a pension fund maintained for the benefit of Ms. Curtis under applicable United Kingdom law and premiums for a life insurance policy for Ms. Curtis. With respect to the pension fund contributions, Ms. Curtis is fully vested.

(11)	Also includes amounts received for repricing of certain options. See “Option and SAR Repricings” below.

(12)	Ms. Markowski continued to be an officer and employee of LMC through December 31, 2004, and during the period from the date of the spin off through December 31, 2004, LGI reimbursed LMC for 75% of

Ms. Markowski’s compensation expenses. This allocation was based upon the amount of time she spent on the respective businesses of LGI and LMC. The numbers in the table represent 100% of Ms. Markowski’s compensation for 2004, rather than LGI’s allocable share.

(13)	Represents cost of living differential ($82,082 in 2005 and $82,458 in 2004), car allowance, tuition for dependents and reimbursement of other costs incurred by Mr. Musselman as an expatriate working in Amsterdam, The Netherlands. Also includes payments of $68,138 in 2005 and $617,294 in 2004 to tax authorities as a result of Mr. Musselman’s foreign assignment.

Option and SAR Grants in Last Fiscal Year

The table below sets forth certain information concerning stock options and SARs granted to our named executive officers during the year ended December 31, 2005. In addition, in the case of three of our named executive officers, the information includes shares underlying awards granted in 2004 or earlier years that were repriced in 2005 to increase the exercise price per share of the awards. See note 3 to the table.

Name	Number of Securities Underlying Options/SARs Granted(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
					0%	5%($)(2)	10%($)(2)
Michael T. Fries
Series A	140,000	3.8%	$24.02	07/15/2012	$0	$1,368,997	$3,190,346
Series C	140,000	2.4%	$22.73	07/15/2012	$0	$1,295,475	$3,019,008

John C. Malone
Series B(3)(4)	213,825	10.2%	$20.05	02/28/2011	$466,139	$1,840,062	$3,521,200
Series B(3)	1,568,562	74.9%	$20.10	06/22/2014	$3,341,037	$21,277,434	$46,954,242
Series C(3)(4)	213,825	3.7%	$18.21	02/28/2011	$528,148	$1,806,273	$3,370,193
Series C(3)	1,568,562	26.9%	$18.26	06/22/2014	$3,795,920	$20,481,691	$44,368,168

Charles H.R. Bracken
Series A	85,000	2.3%	$24.02	07/15/2012	$0	$831,177	$1,936,996
Series C	85,000	1.5%	$22.73	07/15/2012	$0	$786,538	$1,832,969

Miranda Curtis
Series A	85,000	2.3%	$24.02	07/15/2012	$0	$831,177	$1,936,996
Series C	85,000	1.5%	$22.73	07/15/2012	$0	$786,538	$1,832,969
Series A(3)	7,564	*	$17.54	02/28/2011	$32,752	$80,567	$139,074
Series A(3)	5,320	*	$17.54	07/31/2013	$23,036	$75,312	$147,021
Series C(3)	7,564	*	$16.61	02/28/2011	$30,785	$75,999	$131,322
Series C(3)	5,320	*	$16.61	07/31/2013	$21,652	$71,085	$138,892

Elizabeth M. Markowski
Series A	85,000	2.3%	$24.02	07/15/2012	$0	$831,177	$1,936,996
Series C	85,000	1.5%	$22.73	07/15/2012	$0	$786,538	$1,832,969
Series A(3)	10,911	*	$17.54	08/08/2010	$47,245	$108,821	$182,446
Series A(3)	5,456	*	$17.54	02/28/2011	$23,624	$58,084	$100,316
Series A(3)	10,639	*	$17.54	07/31/2013	$46,067	$150,611	$294,015
Series A(3)	1,364	*	$17.54	02/13/2011	$5,906	$14,529	$25,079
Series C(3)	10,911	*	$16.61	08/08/2010	$44,408	$102,634	$172,252
Series C(3)	5,456	*	$16.61	02/28/2011	$22,206	$54,819	$94,724
Series C(3)	10,639	*	$16.61	07/31/2013	$43,301	$142,156	$277,757
Series C(3)	1,364	*	$16.61	02/13/2011	$5,551	$13,705	$23,681

W. Gene Musselman
Series A	85,000	2.3%	$24.02	07/15/2012	$0	$831,177	$1,936,996
Series C	85,000	1.5%	$22.73	07/15/2012	$0	$786,538	$1,832,969

*	less than 1%

(1)	Other than those options repriced in 2005, the SARs and options granted in 2005 vest as to 12.5% of the underlying shares six months after the grant date and thereafter in 14 equal quarterly installments. Vesting of SARs and options would be accelerated upon a change of control of LGI as defined in the Incentive Plan. See note 3 to this table for vesting information regarding the repriced options.

(2)	The potential gains shown assume appreciation in the market price of the underlying stock from the date of grant to the expiration date of the option/SAR at rates of 5% and 10%, respectively, compounded annually; are net of the option exercise price and the SARs base price and do not include the effect of any taxes associated with exercise. Actual gains, if any, on exercises depend on the future performance of the underlying securities of the respective options and SARs, continued employment of the optionee through the term of the options and SARs, and other factors. The assumed rates of appreciation do not constitute projections of future stock price performance and may not necessarily be realized.

(3)	These options were granted in prior years and were amended in December 2005 to increase the exercise price per share of the repriced options as described in “Option and SAR Repricings”. The repriced options are fully vested as of March 31, 2006, except those options originally granted in 2003 and 2004, which vest in five equal annual installments from their original grant date.

(4)	Mr. Malone has the right to convert these options to purchase shares of Series B common stock into options to purchase an equivalent number of shares of Series A common stock at a lower exercise price. If Mr. Malone so converts, the exercise prices for the corresponding Series C common stock will be adjusted down. For a description of the exercise prices upon conversion, see “Option and SAR Repricings”.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth certain information concerning exercises of options and SARs by our named executive officers during the year ended December 31, 2005.

Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at December 31, 2005 (#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options/SARs at December 31, 2005 Exercisable/Unexercisable ($)
Michael T. Fries
Series A options
Exercisable	—	$—	546,719		$6,626,985
Unexercisable	—	$—	258,096		$337,755
Series C options
Exercisable	150,000	$2,040,008	396,719		$4,439,067
Unexercisable	—	$—	258,096		$307,050
Series A SARs
Exercisable	27,613	$720,699	25,860		$257,566
Unexercisable	—	$—	371,738		$2,993,331
Series C SARs
Exercisable	24,246	$608,090	25,860		$241,274
Unexercisable	—	$—	371,738		$2,812,408
ULA phantom options
Exercisable(1)	—	$—	200,000		$—
John C. Malone(2)
Series A options
Exercisable	147	$1,021	23,779		$272,608
Series B options
Exercisable	—	$—	2,072,576	(3)	$5,555,496
Unexercisable	—	$—	106,913		$286,527

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at December 31, 2005 (#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options/SARs at December 31, 2005 Exercisable/Unexercisable ($)
Series C options
Exercisable	147	$966	2,096,355	(3)	$6,446,414
Unexercisable	—	$—	106,913		$319,670
Charles H.R. Bracken
Series A SARs
Exercisable	21,724	$583,724	4,310		$12,327
Unexercisable	—	—	420,318		$2,282,809
Series C SARs
Exercisable	21,922	$566,903	4,310		$11,206
Unexercisable	—	—	420,318		$2,139,691
Miranda Curtis(2)
Series A options
Exercisable	7,788	$54,351	91,450		$467,272
Unexercisable	—	—	143,836		$311,231
Series C options
Exercisable	7,788	$51,452	91,450		$432,444
Unexercisable	—	—	143,836		$288,440
J:COM options
Exercisable(1)	—	$—	900		$107,588
Elizabeth M. Markowski(2)
Series A options
Exercisable	—	$—	83,549		$425,710
Unexercisable	—	$—	147,454		$329,176
Series C options
Exercisable	—	$—	83,549		$394,004
Unexercisable	—	$—	147,454		$305,047
W. Gene Musselman
Series A options
Exercisable	—	$—	17,240		$49,306
Unexercisable	—	$—	153,960		$197,226
Series C options
Exercisable	—	$—	17,240		$44,824
Unexercisable	—	$—	153,960		$179,296
Series A SARs
Exercisable	4,309	$17,495	48,296		$536,699
Unexercisable	—	$—	266,358		$2,085,583
Series C SARs
Exercisable	4,266	$16,339	48,296		$503,657
Unexercisable	—	$—	266,358		$1,960,395

(1)	For more information regarding these options, see “Security Ownership of Certain Beneficial Owners and Management — Security Ownership of Management” above.

(2)

Includes options to acquire our common stock that were issued to certain named executive officers as a result of adjustments made, in connection with the spin off, to their outstanding LMC stock incentive awards, all of which were granted to them by LMC prior to January 1, 2004. Each option and SAR with respect to LMC common stock outstanding as of the record date for the spin off was adjusted by the incentive plan committee of LMC’s board of directors in connection with the spin off. LMC options held, as of the spin off record date, by these named executive officers, among others, were divided into two options:

(i) an option to purchase the number and series of shares of LGI common stock that would have been issued in the spin off in respect of the shares of LMC common stock subject to the applicable LMC option, as if such LMC option had been exercised in full immediately prior to the record date for the spin off, and (ii) an adjusted LMC option. The aggregate exercise price of each such outstanding LMC option was allocated between the LGI option and the adjusted LMC option.

(3)	Includes options for 1,568,562 shares of Series B common stock and 1,568,562 shares of Series C common stock that are fully exercisable. The rights with respect to these options and any shares issued upon exercise vest at a rate of 20% per year. See “Employment Contracts and Termination of Employment and Change in Control Arrangements” for additional information.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Except as described below, we have no employment contracts, termination of employment agreements or change of control agreements with any of our named executive officers.

In 2004, we entered into an option agreement with John C. Malone, our Chairman of the Board, pursuant to which we granted to Mr. Malone, under our Incentive Plan, options to acquire 1,568,562 shares of Series B common stock at an exercise price per share of $19.26 and 1,568,562 shares of Series C common stock at an exercise price per share of $17.49. The options represent the primary form of compensation to be paid to Mr. Malone by us for his services. These options are fully exercisable; however, Mr. Malone’s rights with respect to the options and any shares issued upon exercise vest at the rate of 20% per year on each anniversary of the spin off date (which was June 7, 2004), provided that Mr. Malone continues to have a qualifying relationship (whether as a director, officer, employee or consultant) with us. If Mr. Malone ceases to have such a qualifying relationship (subject to certain exceptions for his death or disability or termination without cause), his unvested options will be terminated and/or we will have the right to require Mr. Malone to sell to us, at the exercise price of the options, any shares of our common stock previously acquired by Mr. Malone upon exercise of options which have not vested as of the date on which Mr. Malone ceases to have a qualifying relationship with us.

As a protective measure in order to avoid the potential application of additional taxes under Section 409A of the Internal Revenue Code of 1986 (Section 409A), we entered into a modification agreement with Mr. Malone effective December 22, 2005, to increase the exercise prices of such options. See “Option and SAR Repricings” below for a description of this and other repricings affecting Mr. Malone.

Charles H.R. Bracken.    On December 15, 2004, our subsidiary, Liberty Global Europe Ltd. (LGE), entered into a new Executive Service Agreement with Charles H.R. Bracken in connection with the continued appointment of Mr. Bracken as the Chief Financial Officer of UGC Europe and a Co-Chief Financial Officer of UGC. In connection with the LGI Combination the agreement was modified to reflect Mr. Bracken’s current position with us. Mr. Bracken’s Executive Service Agreement continues until terminated by either party upon six months notice. Pursuant to the Executive Service Agreement, Mr. Bracken’s salary is subject to periodic adjustments and his current salary is £338,690. The Executive Service Agreement may be terminated for cause by LGE. Also, LGE may terminate Mr. Bracken’s employment for any reason upon six months notice. The Agreement also provides for a six-month severance payment from date of termination if he is terminated without cause, provided Mr. Bracken signs a release. In the event Mr. Bracken becomes incapacitated, by reason of injury or ill-health for an aggregate of 130 working days or more in any 12-month period, LGE may discontinue future payments under the Agreement, in whole or in part, until such incapacitation ceases.

Gene M. Musselman.    In 2002, UGC and UPC entered into a new agreement with Mr. Musselman continuing as the Chief Operating Officer of UPC, and as of September 3, 2003, such agreement was amended in connection with Mr. Musselman becoming President and Chief Operating Officer — UPC Broadband. In 2005, the agreement was further amended to eliminate a provision guaranteeing Mr. Musselman a minimum potential gain with respect to his 2003 SAR grants and to extend the term of the agreement to December 31, 2009. In addition to his base salary, Mr. Musselman receives standard benefits related to his foreign assignment, including a cost of living differential, a car allowance, tuition reimbursement for dependents and air travel to the U.S. for home leave. Under the terms of this agreement, Mr. Musselman’s annual salary is currently $594,880. The agreement may be terminated with or without cause. If his employment is terminated without cause, Mr. Musselman will be entitled to receive a severance payment equal to 24-months salary or his salary to December 31, 2009, whichever is less.

UGC Severance Policy.    In March 2001, as amended in December 2003 and February 2004, UGC adopted a severance policy with respect to its employees that includes change in control provisions. Pursuant to the policy, if UGC terminated Mr. Fries’ employment as Chief Executive Officer of UGC without cause, or if Mr. Fries terminated such employment for any reason, within one year of a change in control of UGC, Mr. Fries would be entitled to severance pay equal to two years’ base salary and all of his equity incentive awards granted under the UGC incentive plans and held at that time would vest in full and be exercisable until the third anniversary of the termination date. As to certain other persons designated by UGC’s board of directors in 2004, one of whom is currently one of our executive officers, if such person’s employment were terminated by UGC within six months of a change in control of UGC, or if such person terminated his or her employment for any reason by notice given within a specified period following such a change in control, then such person would be entitled to receive severance pay equal to six months’ base salary for each year of employment up to a maximum of two years’ base salary. If, unrelated to a change in control of UGC, the employment of Mr. Fries or any of such designated persons were terminated by UGC without cause, or if Mr. Fries terminated his employment for good reason, then the severance payment would equal three months’ base salary for each year of employment up to a maximum severance of two years’ base salary. If UGC were to terminate the employment of Mr. Fries or any such designated person unrelated to a change in control of UGC, then any equity incentive awards granted under the UGC incentive plans more than 12 months prior to the termination date would vest as to that portion of the award that would have vested during the period ending on the second anniversary of the date of termination and would remain exercisable until the first anniversary of the termination date. The making of any severance payment and the vesting and continued exercisability of any equity incentive awards pursuant to the UGC severance policy are subject to the recipient’s signing a release and agreeing to a non-competition covenant for a period of 24 months. LMI did not have a severance policy for its executive officers and LGI has not as yet adopted one. Any severance policy is subject to termination or modification at the discretion of our board of directors.

Aircraft Policy

As of November 15, 2005, our board approved a policy for the personal use of our aircraft by members of our board, our Chief Executive Officer and certain of our executive officers approved by our Chief Executive Officer. The policy requires each user to lease the corporate aircraft for personal use pursuant to an aircraft time sharing agreement and to pay us an amount equal to the aggregate incremental cost of each flight up to certain limits established under the Federal Aviation Administration rules. Incremental costs may include fuel, oil, lubricants and other additives, hanger and tie down costs away from aircraft home airport, travel expenses for crew, landing and parking fees, customs and immigration fees, insurance obtained for a specific flight, in-flight food and beverage costs, ground transportation, de-icing fees and flight planning and weather contract services.

For tax reporting purposes, when family members or guests of a director or executive officer travel on business flights, the value based on the Standard Industry Fair Level (SIFL) method for valuing flights for personal use is attributed as income to such director or executive officer. A director or executive officer may also have imputed income from a personal flight if the SIFL value exceeds the incremental costs paid for use of the plane. In accordance with applicable Treasury Regulations, such value is included in reportable income for the applicable director or officer. For 2005, Messrs. Fries, Musselman and Schneider had such values attributed to their incomes for tax purposes either as a result of family members or guests joining on business flights or as a result of the SIFL value exceeding the incremental costs for personal use of the plane. Notwithstanding the policy, we and our flight crew retain the authority to determine when a flight may be cancelled or changed for safety or maintenance reasons. For use of our aircraft by Mr. Schneider, see “Certain Transactions — Gene W. Schneider Employment Agreement”.

Option and SAR Repricings

As a protective measure in order to avoid the potential application of additional taxes under Section 409A of the Internal Revenue Code of 1986, in December 2005, we entered into modification agreements, as approved by our compensation committee, with certain persons who held options to purchase shares of our common stock to increase the exercise prices of such options. The stock options affected by these modification agreements are those non-qualified stock options that were granted in 2004 in connection with the spin off, and were not vested and exercisable as of December 31, 2004. The affected persons included a number of our executive officers and directors.

Section 409A was enacted to impose significant restrictions on deferred compensation arrangements for U.S. taxpayers. Any U.S. taxpaying employee with a deferred compensation arrangement that does not comply with Section 409A will be subject to an additional 20% tax above income tax rates, together with acceleration of income and other possible penalties. Stock options that are granted based upon an exercise price below the fair market value of the common stock at the date of grant and that are not exercisable by December 31, 2004, may be subject to the tax consequences of Section 409A.

Report of the Compensation Committee on Repricings

Modification of Awards under the LMI Transitional Plan

With one exception described below, the affected options were granted under the Liberty Media International, Inc. Transitional Stock Adjustment Plan (LMI transitional plan) as an adjustment to certain LMC options and SARs that were outstanding at the time of the spin off. The original exercise price of these affected options was determined by the incentive plan committee of the board of directors of LMC by reference to the trading price of the applicable series of LMI common stock as of the date shortly following the spin off when the LMC committee met. While this price was determined in good faith by the LMC committee to be a reasonable reflection of the fair market value of the applicable series of LMI common stock immediately following the spin off, it was not established under a methodology that is specifically contemplated by the recently released regulations under Section 409A.

Options Relating to Series A Common Stock and Series C Common Stock. Effective as of December 22, 2005 (the Effective Date), the exercise price per share of the affected options for Series A common stock was increased from $17.42 to $17.54 and the exercise price per share of the corresponding affected options for Series C common stock was increased from $16.50 to $16.61. The aggregate number of shares of Series A common stock underlying these options at the Effective Date was 431,495. The aggregate number of shares of Series C common stock underlying these options at that date was 431,495.

In connection with the repricing, we paid to the option holder an amount in cash equal to the aggregate amount of the increase in the exercise price of such holder’s affected options. The total amount payable to these persons was approximately $99,200.

Options Relating to Series B Common Stock and Series C Common Stock. Two persons, including John C. Malone, our Chairman of the Board, held options granted under the LMI transitional plan that could be exercised to purchase shares of Series B common stock or, at the election of the holder, shares of Series A common stock (the Affected Series B/A Option), and corresponding options for shares of Series C common stock. Prior to the modifications described below, the exercise price per share of the Affected Series B/A Options was $19.85, if exercised for Series B common stock, and $17.42, if exercised for Series A common stock. If the Affected Series B/A Option were exercised for Series B common stock, then the exercise price per share of the corresponding affected options for shares of Series C common stock was $18.03 per share. If the Affected Series B/A Option were exercised for Series A common stock, then the exercise price per share of the corresponding affected options for shares of Series C common stock was $16.50.

Effective as of the Effective Date, the exercise price per share of the Affected Series B/A Options was increased to $20.05, if exercised for Series B common stock, and $17.54, if exercised for Series A common stock. The exercise price per share of the corresponding affected options for shares of Series C common stock was increased to $18.21 and $16.61, respectively. The aggregate number of shares of Series B common stock or Series A common stock underlying the Affected Series B/A Options at the Effective Date was 524,355, and the aggregate number of shares of Series C common stock underlying the corresponding Series C option at the Effective Date was 524,355.

In connection with the repricing, we paid each of these affected persons consideration equal to the aggregate amount of the increase in the exercise price per share of Series A common stock and Series C common stock underlying such person’s Affected Series B/A Option and the corresponding affected options for shares of Series C common stock. The total consideration payable to these persons was approximately $120,600, of which approximately $49,200 was payable to Mr. Malone. In the case of Mr. Malone, the consideration was paid through the grant under our Incentive Plan of 1,173 restricted shares of Series A common stock with an aggregate fair market value (based on the last sale price of a share of Series A common stock on the Nasdaq National Market on the Effective Date) equal to the aggregate amount of the increase in the exercise price per share of Series A common stock of his Affected Series B/A Option, and 1,137 restricted shares of Series C common stock with an aggregate fair market value (based on the last sale price of a share of Series C common stock on the Nasdaq National Market on the Effective Date) equal to the aggregate amount of the increase in the exercise price per share of his corresponding Series C option. The restriction period with respect to these restricted shares terminated February 28, 2006, when the Affected Series B/A Option vested in full.

Modification of Award under Incentive Plan

Mr. Malone holds an option for shares of Series B common stock and corresponding option for shares of Series C common stock that are affected by Section 409A and were originally granted to him under our Incentive Plan as his primary form of compensation as Chairman of the Board, Chief Executive Officer and President of LMI following the spin off. The original exercise price per share of Series B common stock purchasable upon exercise of the such option was determined by the compensation committee of the board of directors of LMI at 110% of the last sale price of the LMI Series A common stock on the date on which the LMI committee met to price the affected option. While this price was determined in good faith by the LMI committee to be a reasonable reflection of the fair market value of its Series B common stock following the spin off, it was not established under a methodology that is specifically contemplated by the recently released regulations under Section 409A.

Effective as of the Effective Date, the exercise price per share of Mr. Malone’s option for shares of Series B common stock was increased from $19.26 to $20.10, and the exercise price per share of the corresponding option for shares of Series C common stock was increased from $17.49 to $18.26. The aggregate number of shares of Series B common stock underlying Mr. Malone’s option for shares of Series B common stock at the Effective Date was 1,568,562. The aggregate number of shares of Series C common stock underlying the corresponding option for shares of Series C common stock at that date was 1,568,562.

In connection with this repricing we paid Mr. Malone consideration equal to the aggregate amount of the increase in the exercise price per share of Series B common stock and Series C common stock underlying these affected options. The total consideration payable to Mr. Malone was approximately $2.5 million. The consideration was paid through the grant under the Incentive Plan of 59,270 restricted shares of Series B common stock with an aggregate fair market value (based on the last sale price of a share of Series B common stock on the Nasdaq National Market on the Effective Date) equal to the aggregate amount of the increase in the exercise price per share of the affected Series B option, and 58,403 restricted shares of Series C common stock with an aggregate fair market value (based on the last sale price of a share of Series C common stock on the Nasdaq National Market on the Effective Date) equal to the aggregate amount of the increase in the exercise price per share of his corresponding Series C option. The restriction period for these restricted shares will expire with respect to 40% of the restricted shares on June 7, 2006 and with respect to an additional 20% of the restricted shares on each June 7 thereafter, which corresponds to the vesting dates of the affected options.

Repricing Table

Subject to the foregoing description of the repricing, the table below sets forth certain information concerning the repricing of options held by certain of our named executive officers that were affected by Section 409A.

Name	Date	Number of Securities Underlying Options/SARs Repriced or Amended	Market Price of Stock at time of Repricing or Amendment	Exercise Price at time of Repricing or Amendment	New Exercise Price	Length of Original/Term Remaining at Date of Repricing or Amendment
Miranda Curtis
Series A	12/22/2005	7,564	$21.87	$17.42	$17.54	5.2 years
Series A	12/22/2005	5,320	$21.87	$17.42	$17.54	7.7 years
Series C	12/22/2005	7,564	$20.68	$16.50	$16.61	5.2 years
Series C	12/22/2005	5,320	$20.68	$16.50	$16.61	7.7 years

John C. Malone
Series B(1)	12/22/2005	213,825	$22.23	$19.85	$20.05	5.2 years
Series B	12/22/2005	1,568,562	$22.23	$19.26	$20.10	8.6 years
Series C	12/22/2005	1,568,562	$20.68	$17.49	$18.26	8.6 years
Series C(1)	12/22/2005	213,825	$20.68	$18.03	$18.21	5.2 years

Elizabeth M. Markowski
Series A	12/22/2005	10,911	$21.87	$17.42	$17.54	4.8 years
Series A	12/22/2005	6,820	$21.87	$17.42	$17.54	5.2 years
Series A	12/22/2005	10,639	$21.87	$17.42	$17.54	7.7 years
Series C	12/22/2005	10,911	$20.68	$16.50	$16.61	4.8 years
Series C	12/22/2005	6,820	$20.68	$16.50	$16.61	5.2 years
Series C	12/22/2005	10,639	$20.68	$16.50	$16.61	7.7 years

(1)	The Series B/A option may be exercised for Series A common stock at the election of the holder at a reduced exercise price, in which case the corresponding Series C option bears a reduced exercise price as well, in each case as more fully described above.

Submitted by the Members of the Compensation Committee:

John P. Cole, Jr. Larry E. Romrell J.C. Sparkman

Compensation Committee Interlocks and Insider Participation

John P. Cole, Jr., Larry E. Romrell and J.C. Sparkman each served on the compensation committee of our board of directors during the year ended December 31, 2005. None of them was, during 2005, our officer or employee or an officer or employee of any of our subsidiaries, was formerly our officer or an officer of any of our subsidiaries or had any relationship requiring disclosure under the securities laws.

Executive Compensation pre-LGI Combination

The compensation committee report below is for the period after the LGI Combination. Prior to the LGI Combination, UGC and LMI each had their own compensation committees. The committees of each respective company determined compensation matters for their Chief Executive Officer and other executive officers. In 2005, neither committee approved equity incentive grants or bonuses for their respective executive officers prior to the LGI Combination. In March 2005, the UGC compensation committee approved salary increases for certain of its executive officers, including our current Chief Executive Officer, based on a cost of living increase of 4.0%. The executive officers of LMI (other than Mr. Malone) also received a cost of living increase of 4.0%.

Report of the Compensation Committee on Executive Compensation

All decisions regarding the compensation of our executive officers during the period following the LGI Combination in June 2005 through December 31, 2005, were made by the compensation committee of our board of directors, whose members are John P. Cole, Jr., Larry E. Romrell and J.C. Sparkman. The decisions of the compensation committee regarding the compensation of our executive officers during this period were reported to our board of directors.

The compensation committee furnished the following report on its policies with respect to the compensation of our executive officers.

General Executive Compensation Policy

Our executive compensation policy is designed to attract qualified individuals who have the potential as executive officers to contribute to our long-term growth and success, to motivate our executive officers to maximize their contribution to LGI and to retain our executive officers in our employ. Accordingly, our executive compensation policy is designed to offer our executive officers competitive compensation opportunities that are tied to their contribution to our growth and success and their personal performance. Each executive officer’s compensation package consists of base salary, cash bonus, and stock-based incentives to create a target compensation level. An executive officer may also receive matching contributions in the 401(k) Plan.

Our compensation committee evaluates certain qualitative factors relating to the performance of each of our executive officers, such as:

•	experience;

•	responsibilities assumed;

•	demonstrated leadership ability;

•	overall effectiveness;

•	financial and operational performance of LGI and, if applicable, the division for which the executive is primarily responsible; and

•	the level of an executive’s compensation in relation to other executives in LGI with the same, more or less responsibilities.

In the case of executive officers, other than our Chief Executive Officer, our compensation committee also considered the recommendations of our Chief Executive Officer.

Implementation of Executive Compensation Policy

The following describes the manner in which our executive compensation policy was implemented generally with respect to the period in 2005 following the LGI Combination. Also summarized below are several of the more important factors which were considered in establishing the components of our executive officers’ compensation packages for this period. Additional factors were also taken into account, and our compensation committee may, in its discretion, apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years, but it is expected that all compensation decisions will be designed to further our executive compensation policy set forth above.

Base Salary.    In general, the compensation committee determined that, for 2005, the base salary of the executive officers (other than our Chief Executive Officer whose salary is described below) would continue on the same basis and at the same rate as such persons were being compensated by LMI or UGC, as the case may be, prior to the LGI Combination. The compensation committee, however, increased the base salary of four of our executive officers as a result of promotions and increased responsibilities following the LGI Combination.

Stock-Based Incentives.    To provide additional long-term incentives to the executive officers that are tied to our success, the compensation committee awarded stock options or SARs to each of our executive officers (other than our Chief Executive Officer whose award is described below) with respect to between 45,000 and 85,000 shares of our Series A common stock and between 45,000 and 85,000 shares of our Series C common stock. In approving these grants, the compensation committee considered the expected future contributions of the individual executive officers.

During 2005, the compensation committee considered and approved restricted stock grants to three of our executive officers, including one named executive officer (other than our Chief Executive Officer whose award is described below), due to their unique circumstances. These circumstances included foregoing other opportunities to join or remain with LGI. For such commitments, the committee approved restricted stock grants from 2,000 shares to 5,000 shares each of Series A common stock and Series C common stock.

Bonuses.    To provide an incentive tied to our success and the performance of the individual executive officer during 2005, the compensation committee approved performance objectives for the grant of cash bonuses to our executive officers and certain other employees. Payment of the bonuses to our named executive officers was conditioned on our achieving a specified base objective level of operating cash flow for the six months ending December 31, 2005. Such objective was designed so that payment of the bonuses would qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

If the base objective was achieved, the compensation committee was permitted to approve a bonus of 150% of the target bonus for each named executive officer, subject to reduction, and up to 150% of the target bonus for the other executive officers and employees, in each case based on the compensation committee’s assessment of performance against the remaining performance goals established by the committee. The performance goals consisted of a combination of quantitative measures, based on our consolidated financial results and, in some cases, divisional results, and qualitative measures. The operating cash flow objective was achieved and the compensation committee awarded an aggregate $4,632,000 to the 14 participants in the bonus plan, with individual bonuses to the executive officers (other than our Chief Executive Officer whose bonus is described below) ranging from $132,000 to $375,000. The target bonuses for 2005 were 50% of the full year target bonus since the bonus plan was implemented mid-year.

With respect to our named executive officers, the Committee exercised its discretion not to reduce the maximum bonus payable, and with respect to the other participants, the committee exercised its discretion to award the maximum bonus payable, notwithstanding that certain of the quantitative performance goals (other than the base objective) were not met. In making this determination, the committee considered that a substantial portion of the quantitative goals had been achieved and any shortfall in quantitative measures was, in the committee’s view, outweighed by the significant achievements of the participants individually and as a team against the qualitative goals, the successful completion of several large transactions not contemplated when the performance goals were established, and the fact that each of the participants had been with us or our subsidiaries for the full year 2005, contributing to the businesses of LMI and UGC prior to the LGI Combination and to the successful integration of their businesses, operations and management following the LGI Combination.

401(k).    We match contributions made to the 401(k) Plan by our executive officers on the same basis as we match contributions by other employees.

CEO Compensation

Following the LGI Combination, our compensation committee approved an increase in Mr. Fries’ annual salary to $850,000 and a grant to Mr. Fries of options to purchase 140,000 shares of Series A common stock and 140,000 shares of Series C common stock with exercise prices equal to the fair market value of such stock on the date of grant (adjusted for the Series C dividend). In addition, the compensation committee approved a grant to Mr. Fries of 50,000 restricted shares of Series A common stock and 50,000 restricted shares of Series C common stock with an aggregate value of $2,337,500 on the date of grant. The grants of options and restricted stock vest on the same basis as option and restricted stock grants to other executive officers. Mr. Fries was also included in the bonus plan for 2005, as described above.

In setting Mr. Fries’ 2005 compensation package, the compensation committee considered his increased responsibilities as Chief Executive Officer for the combined company after the LGI Combination and various qualitative factors, as well as Mr. Fries’ strategic vision for LGI. Pursuant to the bonus plan for 2005, the compensation committee awarded Mr. Fries a cash bonus of $600,000. In awarding this bonus, the compensation committee considered the achievement of the base objective set for the 2005 bonus plan, the factors described under “Bonuses” above and Mr. Fries’ performance against the individual performance goals established for him.

In addition to his overall compensation package, Mr. Fries participates in the various benefit plans offered to all employees. These include a company match through the 401(k) Plan, the payment of premiums on life and long-term disability policies and meals at our cafeteria. Mr. Fries is also entitled to use our aircraft and flight crew for personal travel. For such use, Mr. Fries pays an amount equal to the incremental costs incurred by LGI for the personal use. For further information on use of our aircraft, see “Aircraft Policy” appearing elsewhere in this proxy statement.

Submitted by the Members of the Compensation Committee:

John P. Cole, Jr. Larry E. Romrell J.C. Sparkman

Director Compensation

Set forth below is a description of our current policy for compensation of our non-employee directors. The policy is subject to review annually by our nominating and corporate governance committee, which is authorized to make such changes to the policy as it determines to be appropriate. In addition to the following, our directors are also entitled to the benefit of our policy on personal usage of our aircraft. See “Aircraft Policy” above.

Cash Compensation

For each full year of service, each director who is not an employee, receives an annual fee of $20,000 and the chairman of the audit committee receives an additional annual fee of $10,000. These fees are payable in arrears in four equal quarterly installments. In addition, each of our non-employee directors is entitled to a fee of $1,500 for each in person meeting he attends (in person or by conference telephone) and $750 for each telephonic meeting. These fees apply to all board and committee meetings. The annual fees to our directors are payable in cash or shares of LGI common stock upon election of the director. For payment in shares, the election must be made at or before the commencement of each quarter and the number of shares to be received is determined based on the last sale price per share on the last trading day of the quarter. Meeting fees are payable in cash. We also reimburse members of our board for travel expenses incurred to attend any meetings of our board or any committee thereof or for other company-related business travel.

Option Awards

Each of our non-employee directors was granted options to acquire 10,000 shares of Series A common stock on June 15, 2005. All of these options were granted pursuant to our non-employee director incentive plan and were granted at a per share exercise price of $45.19, which was the closing price of our Series A common stock on the grant date. These options, together with all of our then-outstanding stock incentive awards, were adjusted in connection with the Series C dividend. As a result, these options now represent the right to acquire 10,000 shares of Series A common stock at a per share exercise price of $23.21 and 10,000 shares of Series C common stock at a per share exercise price of $21.98. All other terms of these options remained the same. One-third of the options vest on the date of our 2006 annual meeting and an additional one-third on the date of each annual meeting of stockholders thereafter (provided that the non-employee director continues to serve as our director on such date).

Following each annual meeting of our stockholders (including this annual meeting), each of our non-employee directors will be granted options to acquire an additional 10,000 shares of Series A common stock and 10,000 shares of Series C common stock. All of these options will be granted pursuant to our non-employee director incentive plan, will vest in three equal installments on the first annual stockholders meeting following the grant date and the date of each annual stockholders meeting thereafter (provided that the non-employee director continues to serve as our director on that date). The options will be granted at exercise prices equal to the respective fair market values of the Series A common stock and Series C common stock on the date of grant.

Incentive Plans

Incentive Plan

Our Incentive Plan, as amended and restated, is administered by the compensation committee of our board of directors. The compensation committee of our board has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The Incentive Plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. The compensation committee may grant non-qualified stock options, SARs, restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the Incentive Plan (collectively, awards).

The maximum number of shares of our common stock with respect to which awards may be issued under the Incentive Plan is 50 million, subject to anti-dilution and other adjustment provisions of the Incentive Plan, of which no more than 25 million shares may consist of Series B common stock. With limited exceptions, no person may be granted in any calendar year awards covering more than 4 million shares of our common stock, of which no more than 2 million shares may consist of Series B common stock. In addition, no person may receive payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the Incentive Plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by us. Our Incentive Plan had 39,282,805 shares available for grant as of December 31, 2005. These shares may be awarded in any series of stock, except that no more than 23,372,168 shares may be awarded in Series B common stock.

Non-Employee Director Incentive Plan

Our non-employee director incentive plan is designed to provide a method whereby non-employee directors may be awarded additional remuneration for the services they render on our board and committees of our board, and to encourage their investment in our capital stock. Our non-employee director incentive plan is administered by our full board of directors. Our board has the full power and authority to grant eligible non-employee directors the awards described below and to determine the terms and conditions under which any awards are made, and may delegate certain administrative duties to our employees.

Our board may grant non-qualified stock options, stock appreciation rights, restricted shares, stock units or any combination of the foregoing under the non-employee director incentive plan (collectively, awards). Only non-employee members of our board of directors are eligible to receive awards under our non-employee director incentive plan. The maximum number of shares of our common stock with respect to which awards may be issued under the non-employee director incentive plan is 10 million, subject to anti-dilution and other adjustment provisions of the non-employee director incentive plan, of which no more than 5 million shares may consist of Series B common stock. Shares of our common stock issuable pursuant to awards made under the non-employee director incentive plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. The non-employee director incentive plan had 9,815,696 shares available for grant as of December 31, 2005. These shares may be awarded in any series of stock, except that no more than 5 million shares may be awarded in Series B common stock.

The LMI Transitional Plan

As a result of the spin off and related adjustments to LMC’s stock incentive awards, options to acquire shares of our Series A, B and C common stock were issued to LMI’s directors and employees, certain of LMC’s employees and all of LMC’s directors pursuant to the LMI transitional plan. Such options have remaining terms and vesting provisions equivalent to those of the respective LMC stock incentive awards that were adjusted. No new grants will be made under the LMI transitional plan.

As a protective measure in order to avoid the potential application of additional taxes under Section 409A, we entered into modification agreements with certain persons who hold options under the LMI transitional plan to purchase shares of our common stock to increase the exercise prices of such options. For further information on the increase in exercise prices of these options see “Option and SAR Repricings”. The stock options affected by these modification agreements were those not vested and exercisable as of December 31, 2004. The affected persons include a number of our executive officers and directors. The consideration paid to the affected persons in connection with the LMI transitional plan modifications was not significant.

UGC Equity Incentive Plan, UGC Director Plans and UGC Employee Plan

Options, restricted stock and SARs were granted to employees of UGC prior to the LGI Combination under these plans. Awards outstanding under each of these plans were converted into awards with respect to our common stock in the LGI Combination. No additional awards will be made under these plans.

Stock Performance Graph

The following graph compares the percentage change from June 8, 2004, the date on which regular way trading in our common stock began, to December 31, 2005, in the cumulative total stockholder return (assuming reinvestment of dividends) on Series A common stock, Series B common stock, Series C common stock, the Nasdaq Composite Index and the Nasdaq Telecommunications Index. The graph assumes that $100 was invested on June 8, 2004. The stock prices of our common stock on June 8, 2004 have been adjusted to give effect to the rights offering on July 26, 2004, and the Series C dividend on September 6, 2005.

(VALUE OF $100 INVESTMENT LINE GRAPH)

	June 8, 2004	December 31, 2004	December 31, 2005
Series A	$100.00	$130.49	$123.63
Series B	$100.00	$128.02	$113.31
Series C	$100.00	$129.23	$119.64
Nasdaq Telecommunications Index	$100.00	$115.52	$109.78
Nasdaq Composite Index	$100.00	$107.71	$109.99

CERTAIN TRANSACTIONS

Agreements with Mark L. Schneider

Mr. Schneider, who is the son of our director Gene W. Schneider, executed a severance agreement and a consulting agreement with UGC at the end of 2004. Pursuant to the severance agreement, Mr. Schneider’s employment with UGC and its subsidiaries ended on December 31, 2004. Upon termination of his employment, we paid Mr. Schneider a severance amount of $1,203,615, which is approximately equal to two times his salary for Fiscal 2004, and which is consistent with the payment Mr. Schneider would have received under UGC’s severance policy. The severance agreement also provides for acceleration of two years of vesting of his SARs granted by UGC on October 7, 2003, pursuant to the UGC equity incentive plan. The exercise period for Mr. Schneider’s vested option to purchase 215,500 shares of our Series A common stock has been extended to December 31, 2007, as provided in the UGC severance policy. The severance agreement also provides that for a period of two years following his resignation, Mr. Schneider shall not compete against us or any of our subsidiaries. Also, Mr. Schneider releases us and our affiliates from all causes of action he may have, except as specifically provided in the settlement agreement.

The consulting agreement provides that Mr. Schneider shall provide consulting services to us or our affiliates for up to 90 days per year for two years beginning January 1, 2005. In exchange for providing consulting services, we pay Mr. Schneider an annual fee of €450,000 and reimburse him for customary office, secretarial and other business expenses. We also pay health and dental insurance costs during the term of the consulting agreement. In addition, the vesting of Mr. Schneider’s SARs that were not vested under the severance agreement will vest in two equal annual increments during the term of the consulting agreement. The consulting agreement provides that upon termination of the consulting services without cause by us (which we may elect to do at any time) or upon Mr. Schneider’s death, Mr. Schneider or his estate will be entitled to receive the same compensation, benefits and vesting rights as if he had completed his consulting term. Upon termination of the consulting agreement by Mr. Schneider without cause, his breach of the agreement, or upon his conviction of a felony involving moral turpitude, Mr. Schneider will be entitled to receive the compensation, benefits and vesting rights that he had accrued as of such termination.

Gene W. Schneider Transaction

In 2001, the board of directors of a subsidiary of UGC approved a “split-dollar” policy on the lives of Gene W. Schneider and his spouse, Louise Schneider, for $30 million. Such board of directors believed that this policy was a reasonable addition to Mr. Schneider’s compensation package in view of his many years of service to the company. Initially, the subsidiary agreed to pay an annual premium of approximately $1.8 million for this policy, which has a roll-out period of approximately 15 years. Following the enactment of the Sarbanes-Oxley Act, no additional premiums have been paid by the subsidiary. The policy is being continued by payments made out of the cash surrender value of the policy. The Gene W. Schneider Trust is the sole owner and beneficiary of the policy, but has assigned to the subsidiary policy benefits in the amount of premiums previously paid by the subsidiary. Upon termination of the policy, the subsidiary will recoup the premiums that it has paid.

Gene W. Schneider Employment Agreement

In connection with the closing of a transaction on January 5, 2004, pursuant to which LMI gained control of UGC, UGC entered into a five-year employment agreement with Mr. Gene W. Schneider. Pursuant to the employment agreement, Mr. Schneider shall continue to serve in such capacity as requested by our board, and is subject to a five year non-competition obligation (regardless of when his employment under the employment agreement is terminated). Mr. Schneider also has access to our aircraft for personal use without charge provided that such use does not exceed the value of $50,000 in any year based on incremental cost. Thereafter, Mr. Schneider pays for any additional use pursuant to our aircraft policy. The employment agreement may be terminated by us with cause, upon Mr. Schneider’s death or disability or by Mr. Schneider. Upon such termination, other than for cause, we will make payments to Mr. Schneider or his personal representatives, as appropriate, for his annual base salary accrued through the termination date and the amount of any annual base salary that would have accrued from the termination date through the end of the employment period. Certain stock options and other equity-based incentives granted to Mr. Schneider shall remain exercisable until the third anniversary of the termination date (but not beyond the term of the award) and, during a period of disability, Mr. Schneider shall receive certain benefits from us.

Merger Transaction Loans

When a subsidiary of UGC issued shares of its preferred stock in connection with a merger transaction with a subsidiary of LMC in 2002, certain former directors of UGC, including Gene W. Schneider and his son Mark L. Schneider, each delivered full-recourse promissory notes to the subsidiary in the amount of $748,500 in partial payment of their subscriptions for the preferred stock. The loans evidenced by these promissory notes bear interest at 6.5% per annum and are due and payable on demand on or after January 30, 2003, or on January 30, 2007, if no demand has by then been made. All of these loans have been paid in full except the one by Gene W. Schneider. As of December 31, 2005, the aggregate outstanding balance of Gene W. Schneider’s loan, including accrued interest, was $939,326. Mark L. Schneider paid his loan in full on November 7, 2005, in the amount of $932,163.

On May 14, 2002, these former UGC directors exchanged their preferred shares in the subsidiary for shares of UGC, giving UGC 100% control of the subsidiary. Notwithstanding the exchange, the foregoing loans remained outstanding.

STOCKHOLDER PROPOSALS

This proxy statement relates to our annual meeting of stockholders for the calendar year 2006 which will take place on June 22, 2006. We currently expect that our annual meeting of stockholders for the calendar year 2007 will be held during the second quarter of 2007. In order to be eligible for inclusion in the proxy materials for the 2007 annual meeting, any stockholder proposal must have been submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on January 3, 2007, unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2007 annual meeting, any stockholder proposal must have been received at our executive offices at the foregoing address on or before the close of business on March 24, 2007, or such later date as may be determined and announced in connection with the actual scheduling of the annual meeting.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our charter and bylaws and Delaware law.

Annual Meeting Admission Ticket

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MR A SAMPLE		000000000.000 ext
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2006 Annual Meeting of

Liberty Global, Inc. Shareholders

June 22, 2006, 10:00 a.m. Local Time

Marriott Denver South at Park Meadows

10345 Park Meadows Drive

Littleton, CO 80124

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card	123456	C0123456789	12345

☐	Please mark this box with an X if you plan to attend the meeting.	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

☐	Mark this box with an X to discontinue annual report mailing for your account.		C 1234567890 J N T

A	Election of Directors Proposal

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold

01 - John P. Cole, Jr.	☐	☐

02 - David E. Rapley	☐	☐

03 - Gene W. Schneider	☐	☐

B	Auditors Ratification Proposal

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Auditors Ratification	☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

0 0 9 2 2 5 1	5 U P X	C O Y

Admission Ticket

Notice of 2006 Annual Meeting

June 22, 2006, 10:00 a.m. Local Time

Marriott Denver South at Park Meadows

10345 Park Meadows Drive

Littleton, CO 80124

Liberty Global, Inc.’s Annual Meeting will be held at 10:00 am local time on June 22, 2006, at the Marriott Denver South at Park Meadows. If you plan to attend the Annual Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. This ticket, along with a form of personal identification, admits the named Shareholder(s) and one guest.

Your vote is important. Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you vote your shares as soon as possible using one of three convenient methods: over the phone, over the Internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

PLEASE DETACH ALONG PERFORATION AND RETURN THIS CARD IF VOTING BY MAIL.

LIBERTY GLOBAL, INC.

SERIES A AND SERIES B COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Elizabeth Markowski and Bernard G. Dvorak, with power to act without the other and with the right of substitution in each, the proxies of the undersigned to vote all shares of Series A and Series B Common Stock of Liberty Global, Inc., held by the undersigned at the Annual Meeting of shareholders to be held on June 22, 2006, and at any adjournments thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORD WITH THE DIRECTORS’ RECOMMENDATIONS ON THE AUDITORS RATIFICATION PROPOSAL. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF, THE PERSONS SET FORTH ABOVE ARE AUTHORIZED, AT THEIR DISCRETION, TO VOTE THE MATTER.

PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO LIBERTY GLOBAL, INC., C/O COMPUTERSHARE, P.O. BOX 43101, PROVIDENCE, RI 02940-0567. IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, OR SIGN AND RETURN A PROXY CARD, OR ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 5:00 p.m., Eastern Time, on June 21, 2006.

THANK YOU FOR VOTING